As filed with the United States Securities and Exchange Commission on September 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COHBAR, INC.

(Name of Registrant as specified in its charter)

Delaware	2834	26-1299952
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

(650) 446-7888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Allen

Chief Executive Officer

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

(650) 446-7888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter B. Cancelmo

Garvey Schubert Barer

1191 2nd Avenue, Suite 1800

Seattle, Washington 98101

(206) 464-3939

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	6,876,106	(1)	$2.72	(2)	$18,703,008.32	$2,167.68

(1)	This registration statement registers for resale by the selling stockholders up to 6,876,106 shares of the common stock of the registrant, par value $0.001 per share (the “Common Stock”), consisting of (i) 3,438,053 shares of Common Stock issued to stockholders in a private placement and (ii) 3,438,053 shares of Common Stock that are issuable upon the exercise of common stock purchase warrants of the registrant issued in that private placement. In accordance with Rule 416(a), there also are being registered hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTCQX marketplace on September 25, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2017

COHBAR, INC.

6,876,106 Shares of Common Stock

The selling stockholders identified in this prospectus may offer and sell, from time to time, up to 6,876,106 shares of our common stock, par value $0.001 per share. Of these shares, 3,438,053 are currently outstanding (the “Issued Shares”) and 3,438,053 are issuable upon exercise of certain common stock purchase warrants (the “Warrants”). Each Warrant may be exercised at an exercise price of $2.25 per share of common stock and shall expire at 5:00 PM, New York City time, on June 30, 2020.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We will receive the exercise price payable upon exercise of the Warrants, if any. If all of the Warrants are exercised we would receive gross proceeds of $7,735,619. The Warrants may be exercised only pursuant to an available exemption from registration.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Shares of our common stock are quoted on the TSX Venture Exchange (TSX-V) under the symbol “COB.U” and on the OTCQX marketplace operated by OTC Markets Group, Inc. under the symbol “CWBR.” On September 20, 2017, the closing prices for our common stock on the TSX-V and OTCQX were $2.50 and $2.55 per share, respectively. The Warrants will not be listed for trading on any stock exchange or market.

All costs associated with this registration statement will be borne by us. The selling stockholders will offer their shares at prevailing market prices on the OTCQX or the TSX-V, or at privately negotiated prices in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transaction or through sales to one or more dealers for resale. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. All amounts are in United States dollars unless otherwise stated.

We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus, “CohBar,” the “Company,” “we,” “our” or “us” refers to CohBar, Inc. COHBARTM and other trademarks or service marks of CohBar, Inc. appearing in this prospectus are the property of CohBar, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities. We refer to CohBar, Inc. as “CohBar,” the “Company,” “we,” “our,” and “us.”

COHBAR, INC.

Overview

CohBar, Inc. (“CohBar,” “we,” “us,” “our,” “its” or the “Company”) is an innovative biotechnology company and a leader in the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs with the potential to treat a wide range of diseases associated with aging and metabolic dysfunction, including non-alcoholic steatohepatitis (NASH), obesity, fatty liver disease (NAFLD), type 2 diabetes mellitus (T2D), cancer, atherosclerosis, cardiovascular disease and neurodegenerative diseases such as Alzheimer’s disease.

MBTs originate from almost two decades of research by our founders, resulting in their discovery of a novel group of mitochondrial-derived peptides (MDPs) encoded within the genome of mitochondria, the powerhouses of the cell. Some of these naturally occurring MDPs and certain related analogs have demonstrated a range of biological activity and therapeutic potential in pre-clinical models across multiple diseases associated with aging.

We believe CohBar is a first mover in exploring the mitochondrial genome for therapeutically relevant peptides, and has developed a proprietary MBT technology platform which uses cell based assays and animal models of disease to rapidly identify mitochondrial peptides with promising biological activity. Once identified, we deploy optimization techniques to improve the drug-like properties of our MBT candidates, enabling us to match the most biologically promising peptides to disease indications that have substantial unmet medical needs.

In September 2016, we advanced two novel, optimized analogs of our MOTS-c MDP, CB4209 and CB4211, into IND-enabling studies as our lead MBT drug candidates with potential for treatment of NASH and obesity. Our founders and scientific team have also discovered a large number of additional MDPs that have demonstrated a range of biological activities and therapeutic potential. Our ongoing research and development of our pipeline MDPs is focused on identifying and advancing novel improved analogs of those MDPs that have the greatest therapeutic and commercial potential for development into drugs.

Our scientific team includes the expertise of our founders, Dr. Pinchas Cohen, Dean of the Davis School of Gerontology at the University of Southern California, and Dr. Nir Barzilai, Professor of Genetics and Director of the Institute for Aging Research at the Albert Einstein College of Medicine, and is augmented by our co-founders, Dr. David Sinclair, Professor of Genetics at Harvard Medical School, and Dr. John Amatruda, former Senior Vice President and Franchise Head for Diabetes and Obesity at Merck Research Laboratories. Our research and development efforts are conducted under the leadership of our Chief Scientific Officer, Dr. Kenneth Cundy, former Chief Scientific Officer at Xenoport, Inc. and Senior Director of Biopharmaceutics at Gilead Sciences, Inc. Dr. Cundy is the co-inventor of several approved drugs including tenofovir, an antiretroviral drug that is marketed globally in various combinations with other drugs for the treatment of HIV infection (Atripla®, Viread®, Complera®, Stribild®, Truvada®), gabapentin enacarbil (Horizant®) for the treatment of RLS and post-herpetic neuralgia, and Nanocrystal® technology, employed in several other approved drugs.

We are the exclusive licensee from the Regents of the University of California and the Albert Einstein College of Medicine of four issued U.S. patents, four U.S. patent applications and several related international patent applications in various jurisdictions. Our licensed patents and patent applications include claims that are directed to compositions comprising MDPs and their analogs and/or methods of their use in the treatment of indicated diseases. We have also filed more than 65 provisional patent applications with claims directed to both compositions comprising and methods of using novel proprietary MDPs and their analogs. See “Business – Patents and Intellectual Property”.

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We believe that the proprietary capabilities of our technology platform combined with our scientific expertise and intellectual property portfolio provides a competitive advantage in our mission to treat age-related diseases and extend healthy life spans through the advancement of MBTs as a new class of transformative drugs.

We were formed as a limited liability company in the state of Delaware in 2007, and converted to a Delaware corporation in 2009. We completed our initial public offering of common stock in January 2015 and our common stock is listed for trading on the TSX-V (COB.U) and the OTCQX (CWBR).

Our laboratory and corporate headquarters are located in Menlo Park, California.

Business Strategy

Our strategic objective is to secure, maintain and exploit a leading scientific, commercial and intellectual property position in the arena of mitochondria based therapeutics, with best-in-class treatments for diseases associated with aging and metabolic dysfunction. The key elements of our strategy include:

●	advancing our lead program to IND submission and through clinical trials;

●	utilizing our proprietary technology platform to continue identifying, assessing and optimizing new analogs of biologically active MDPs and advancing those MBT candidates with the greatest therapeutic and commercial potential;

●	developing strategic partnerships with leading pharmaceutical companies and other organizations to advance our research programs and future development and commercialization efforts;

●	raising adequate capital to fund our operations, research and clinical development programs;

●	minimizing operating costs and related funding requirements for our research and development activities through careful program management and cost-efficient relationships with academic partners, consultants and contract research organizations (CROs);

●	optimizing the development of our intellectual property portfolio to capture all novel therapeutically relevant peptides encoded within the mitochondrial genome; and

●	increasing awareness and recognition of our team, assets, capabilities and opportunities within the investment and scientific communities.

OUR PIPELINE

Our pipeline includes a number of MDPs and MBT candidates in different stages of pre-clinical study. Our research efforts are focused on identifying, assessing and optimizing new analogs of biologically active MDPs and advancing those MDPs considered to have greatest therapeutic and commercial potential as MBT candidates.

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Lead MBT Drug Candidates (CB4209/CB4211)

Our lead development candidates, CB4209/CB4211, are being evaluated as MBTs for the potential treatment of NASH and obesity. We announced the advancement of these candidates into IND-enabling activities in September 2016.

CB4209 and CB4211 are novel, optimized analogs of MOTS-c, a naturally occurring mitochondrial peptide discovered by our founders and their academic collaborators in 2012. Their research in cells and animal models indicated that MOTS-c plays a significant role in the regulation of metabolism. Certain of the original MOTS-c studies were published in an article entitled “The Mitochondrial-Derived Peptide, MOTS-c, Promotes Metabolic Homeostasis and Reduces Obesity and Insulin Resistance,” which appeared in the March 3, 2015 edition of the journal Cell Metabolism.

In pre-clinical models, CB4209 and CB4211 have demonstrated significant therapeutic potential for the treatment of NASH, showing improvements in triglyceride levels, as well as favorable effects on liver enzyme markers associated with NAFLD and NASH, and obesity, demonstrating significantly greater weight loss together with more selective reduction of fat mass versus lean mass in head-to-head comparison to a market-leading obesity drug. The therapeutic effects of CB4209 and CB4211 have been further evaluated in the well-established preclinical STAM™ mouse model of NASH. In this model, treatment with CB4209 or CB4211 resulted in a significant reduction of the non-alcoholic fatty liver disease activity score, or NAS, a composite measure of steatosis (fat accumulation), inflammation and hepatocyte ballooning (cellular injury). Additional pre-clinical studies are ongoing or planned. CB4209 and CB4211 represent first-in-class drugs for the treatment of NASH and obesity, targeting energy regulation and lipid metabolism.

Investigational Programs

Our R&D pipeline also includes the MDPs described below. Our pre-clinical activities with respect to these peptides are focused on identifying and optimizing those MDPs and their analogs that demonstrate the greatest commercial and therapeutic potential as MBTs.

SHLP Analogs: Our founders and their academic collaborators discovered several peptides encoded within the mitochondrial genome with a similar origin to humanin, the first discovered peptide; we refer to these as small humanin-like peptides, or SHLPs. In cancer treatment models conducted by our founders and their collaborators, both in cell culture and in mice, SHLP-6 demonstrated suppression of cancer progression via mechanisms involving both suppression of tumor angiogenesis (blood vessel development) and induction of apoptosis (cancer cell death). There is also preclinical evidence to suggest that SHLP-2 has protective effects against neuronal toxicity. Certain of the SHLP studies were published in a research paper entitled “Naturally occurring mitochondrial-derived peptides are age-dependent regulators of apoptosis, insulin sensitivity, and inflammatory markers,” which appeared in the April 2016 edition of the journal Aging.

Humanin Analogs: Humanin has demonstrated protective effects in various animal models of age-related diseases, including Alzheimer’s disease, atherosclerosis, myocardial and cerebral ischemia and T2D. Humanin levels in humans have been shown to decline with age, and elevated levels of humanin together with lower incidence of age-related diseases have been observed in centenarians as well as their offspring. In vitro studies with humanin and humanin analogs have demonstrated protective effects against neuronal toxicity suggesting that a humanin analog may have potential for development as an MBT treatment for neurodegenerative diseases such as Alzheimer’s disease.

Additional Discovered MDPs: Our internal discovery efforts have resulted in identification of more than 100 previously unidentified peptides encoded within the mitochondrial genome. These MDPs and their analogs have demonstrated various degrees of biological activity in a wide range of cell based and/or animal models relevant to diseases, such as NASH, obesity, T2D, cancer, cardiovascular disease and Alzheimer’s disease.

All of our pipeline MDPs and MBT candidates are in the pre-clinical stage of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

OUR TECHNOLOGY PLATFORM

Our proprietary technology platform is designed to rapidly identify therapeutically relevant peptides encoded within the mitochondrial genome, to evaluate their biological activity, and to develop these peptides into novel MBTs that have the potential to treat diseases with major unmet medical needs. We believe our technology platform presents multiple opportunities for value creation. Our multiplexed peptide optimization process is designed to discover numerous potential drug candidate opportunities with near term value. These drug candidates could be internally developed by CohBar or advanced through strategic partnerships with larger pharmaceutical companies. At the same time, our strategy of capturing the most valuable MBT space by aggressively filing for broad intellectual property coverage is designed to secure CohBar’s leadership role in the field and protect our ability to create additional value in the future.

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We use a broad range of proprietary activity screens to assess the therapeutic potential of our novel peptides and to prioritize our development opportunities. Some of our novel peptides have demonstrated promising biological effects in a variety of in vitro and/or in vivo models of age related diseases. We are prioritizing our novel peptides by assessing their activity in areas such as metabolic regulation, oxidative stress, cellular energy levels, cell proliferation, cell death, cellular protection, carbohydrate metabolism, lipid metabolism, body weight, regulation of body fat, insulin sensitivity, regulation of glucose, glucose tolerance, and liver function.

Company Information

Our Company was formed as a Delaware limited liability company on October 19, 2007. We converted to a Delaware corporation under the provisions of the Delaware Limited Liability Company Act and the Delaware General Corporation Law on September 16, 2009. Our principal executive offices are located at 1455 Adams Dr., Suite 2050, Menlo Park, CA 94025. Our telephone number is (650) 446-7888. We maintain a website at www.cohbar.com. The information contained on, connected to or that can be accessed via our website is not a part of, and is not incorporated into, this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. We have no subsidiaries.

About This Prospectus

Unless otherwise specified, all references to “dollars,” “US$” or “$” in this prospectus are to United States dollars.

THE OFFERING

Common stock offered by selling stockholders	Up to 6,876,106 shares of our common stock, par value $0.001 (“Common Stock”), of which (i) 3,438,053 shares of Common Stock were issued to purchasers on July 14, 2017 pursuant to a private placement (the “Private Placement”); and (ii) 3,438,053 shares of Common Stock are issuable upon the exercise of common stock purchase warrants issued by the registrant in the Private Placement (the “Warrants”)

Use of proceeds	We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders in this offering.

Risk Factors	Investing in our Common Stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 5 of this prospectus.

Trading Markets	Our common stock is currently listed on the TSX-V under the symbol “COB.U,” and traded on the OTCQX marketplace operated by OTC Markets Group, Inc., under the symbol “CWBR.” On September 20, 2017, the closing sales price for our Common Stock was $2.50 per share on the TSX-V and $2.55 per share on the OTCQX.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the market value of our securities could decline, and you may lose all or part of your investment. The risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties that presently are not considered material or are not known to us, and therefore not mentioned herein, may impair our business operations.

Risk Factors Related to Our Company and Industry

We have had a history of losses and no revenue.

Since our conversion to a Delaware corporation in September 2009 through June 30, 2017, we have accumulated losses of $18,548,185. As of June 30, 2017, we had working capital of $6,802,378 and stockholders’ equity of $7,074,781. We can offer no assurance that we will ever operate profitably or that we will generate positive cash flow in the future. To date, we have not generated any revenues from our operations and do not expect to generate any revenue from the sale of products in the near future. As a result, our management expects the business to continue to experience negative cash flow for the foreseeable future and cannot predict when, if ever, our business might become profitable. Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through equity or debt financing. We will need to raise additional funds, and such funds may not be available on commercially acceptable terms, if at all. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. In the event we are not able to continue operations our stockholders will likely suffer a complete loss of their investments in our securities.

We are an early research stage biotechnology company and may never be able to successfully develop marketable products or generate any revenue. We have a very limited relevant operating history upon which an evaluation of our performance and prospects can be made. There is no assurance that our future operations will result in profits. If we cannot generate sufficient revenues, we may suspend or cease operations.

We are an early-stage company. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, developing our intellectual property portfolio, identifying MDPs for further research and performing research on identified MDPs. We have not generated any revenues to date. All of our MBTs are in the concept or research stage. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our MBTs will ever be approved by the FDA. Typically, it takes 10-12 years to develop one new medicine from the time it is discovered to when it is available for treating patients and longer timeframes are not uncommon. Even if approved, our products may not generate commercial revenues. We have no relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of potential drug candidates either in research, pre-clinical testing or in clinical trials, failure to establish business relationships and competitive disadvantages against other companies. If we fail to become profitable, we may suspend or cease operations.

Our research and development plans will require substantial additional future funding which could impact our operational and financial condition. We may be unable to raise additional capital when needed, which would force us to delay, reduce or eliminate our research and development activities or cease operations.

Our operations to date have consumed substantial amounts of cash, and we expect our capital and operating expenditures to increase in the next few years. We do not expect to develop a marketable product or generate significant revenues for several years, if at all. Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through equity or debt financing and/or funds received in connection with any collaboration, partnership or licensing arrangement we may enter into. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development activities.

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Our research and development plans will require substantial additional capital to:

●	conduct research, pre-clinical testing and human studies;

●	manufacture any future drug development candidate or product at pilot and commercial scale; and

●	establish and develop quality control, regulatory, and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

●	the pace of scientific progress in our research programs and the magnitude of these programs;

●	the scope and results of pre-clinical testing and human studies;

●	the time and costs involved in obtaining regulatory approvals;

●	the time and costs involved in preparing, filing, prosecuting, securing, maintaining and enforcing intellectual property rights;

●	competing technological and market developments;

●	our ability to establish additional collaborations;

●	changes in any future collaborations;

●	the cost of manufacturing our drug products; and

●	the effectiveness of efforts to commercialize and market our products.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research and development initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

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Additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further research and development of our drug product programs, sell or abandon some or all of our intellectual property, merge with another entity or cease operations.

We may not be successful in our efforts to identify or discover potential drug development candidates.

A key element of our strategy is to identify and test MDPs that play a role in cellular processes underlying our targeted disease indications. A significant portion of the research that we are conducting involves emerging scientific knowledge and drug discovery methods. Our drug discovery efforts may not be successful in identifying MBTs that are useful in treating disease. Our research programs may initially show promise in identifying potential drug development candidates, yet fail to yield candidates for pre-clinical and clinical development for a number of reasons, including:

●	the research methodology used may not be successful in identifying appropriate potential drug development candidates; or

●	potential drug development candidates may, on further study, be shown not to be effective in humans, or to have unacceptable toxicities, harmful side effects, formulation limitations or other characteristics that indicate that they are unlikely to be medicines that will receive marketing approval and achieve market acceptance.

Research programs to identify new product candidates require substantial technical, financial and human resources. We may choose to focus our efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. If we are unable to identify suitable MBTs for pre-clinical and clinical development, we will not be able to obtain product revenues in future periods, which likely would result in significant harm to our financial position and adversely impact our stock price.

We have a material weakness in our internal control over financial reporting. In addition, because of our status as an emerging growth company, our independent registered public accountants are not required to provide an attestation report as to our internal control over financial reporting for several years.

We are required to annually assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) and to report any material weaknesses in such internal control. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2016, we conducted an evaluation of the effectiveness of the design and operation of our internal control over financial reporting and based on this evaluation we concluded, as of December 31, 2016, that our internal controls over financial reporting were not effective due to a material weakness.  The material weakness relates to our having one employee assigned to positions that involve processing financial information, resulting in a lack of segregation of duties so that all journal entries and account reconciliations are reviewed by someone other than the preparer, heightening the risk of error or fraud. We intend to remediate the identified material weakness by hiring additional finance staff and are currently in the process of doing so. Notwithstanding these efforts we may be unable remediate the identified material weakness in a timely manner, or additional control deficiencies may be identified.  If we are unable to remediate the material weakness, or otherwise maintain effective internal control over financial reporting, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports in a timely manner.

Our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”). We will be an emerging growth company until December 31, 2020, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. Accordingly, you will not likely be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for several years.

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If we fail to demonstrate efficacy in our research and clinical trials, our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our research and development efforts will be greatly dependent upon our ability to demonstrate efficacy of MBTs in non-clinical studies, as well as in clinical trials. Non-clinical studies involve testing potential MBTs in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain non-clinical data reveals potential safety issues or the results are inconsistent with an expectation of the potential drug’s efficacy in humans, the program may be discontinued or the regulatory agencies may require additional testing before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our potential drugs if, in the judgment of our management and advisors, the non-clinical test results do not support further development.

Moreover, success in research, pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and non-clinical testing. The clinical trial process may fail to demonstrate that our potential drug candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug candidate and may delay development of other potential drug candidates. Any delay in, or termination of, our non-clinical testing or clinical trials will delay the filing of an investigational new drug application and new drug application with the Food and Drug Administration or the equivalent applications with pharmaceutical regulatory authorities outside the United States and, ultimately, our ability to commercialize our potential drugs and generate product revenues. In addition, we expect that our early clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

Following successful non-clinical testing, potential drugs will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies.

If any of our future potential drugs in clinical development become the subject of problems, our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs. Examples of problems that could arise include, among others:

●	efficacy or safety concerns with the potential drug candidates, even if not justified;

●	failure of agencies to approve a drug candidate and/or requiring additional clinical or non-clinical studies before prior to determining approvability;

●	difficulties in formulating drug candidate materials for effective dosing in humans;

●	manufacturing difficulties or concerns;

●	regulatory proceedings subjecting the potential drug candidates to potential recall;

●	publicity affecting doctor prescription or patient use of the potential drugs;

●	pressure from competitive products; or

●	introduction of more effective treatments.

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Each clinical phase is designed to test attributes of the drug and problems that might result in the termination of the entire clinical plan. These problems can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

Even if we are able to develop our potential drugs, we may not be able to obtain regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which will adversely affect our financial results and financial condition and we will have to delay or terminate some or all of our research and development plans which may force us to cease operations.

All of our potential drug candidates will require extensive additional research and development, including pre-clinical testing and clinical trials, as well as regulatory approvals, before we can market them. We cannot predict if or when any potential drug candidate we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our potential drug candidates. These include:

●	the possibility that pre-clinical testing or clinical trials may show that our potential drugs are ineffective and/or cause harmful side effects or toxicities;

●	our potential drugs may prove to be too expensive to manufacture or administer to patients;

●	our potential drugs may fail to receive necessary regulatory approvals from the United States Food and Drug Administration or foreign regulatory authorities in a timely manner, or at all;

●	even if our potential drugs are approved, we may not be able to produce them in commercial quantities or at reasonable costs;

●	even if our potential drugs are approved, they may not achieve commercial acceptance;

●	regulatory or governmental authorities may apply restrictions to any of our potential drugs, which could adversely affect their commercial success; and

●	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our potential drugs.

If we fail to develop our potential drug candidates, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research and development plans and may be forced to cease operations.

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If we do not maintain the support of qualified scientific collaborators, our revenue, growth and profitability will likely be limited, which would have a material adverse effect on our business.

We will need to maintain our existing relationships with leading scientists and/or establish new relationships with scientific collaborators. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. There is no assurance that our founders, scientific advisors or research partners will continue to work with us or that we will be able to attract additional research partners. If we are not able to establish scientific relationships to assist in our research and development, we may not be able to successfully develop our potential drug candidates. If this happens, our business will be adversely affected.

We will seek to establish development and commercialization collaborations, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our potential drug development programs and the potential commercialization of our drug candidates will require substantial additional cash to fund expenses. We may decide to collaborate with pharmaceutical or biotechnology companies in connection with the development or commercialization of our potential drug candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive collaboration agreement will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on, and whether such alternative collaboration project could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We expect to rely on third parties to conduct our clinical trials and some aspects of our research and pre-clinical testing. These third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research or pre-clinical testing.

We currently rely on third parties to conduct some aspects of our research and expect to continue to rely on third parties to conduct additional aspects of our research and pre-clinical testing, as well as any future clinical trials. Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product research and development activities.

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Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our drug candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our medicines.

We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our drug candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

We contract with third parties for the manufacture of our peptide materials for research and expect to continue to do so for any future product candidate advanced to pre-clinical testing, clinical trials and commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our research peptide materials, product candidates or medicines, or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our research, development or commercialization efforts.

We do not have manufacturing facilities adequate to produce our research peptide materials or supplies of any future product candidate. We currently rely, and expect to continue to rely, on third-party manufacturers for the manufacture of our peptide materials, any future product candidates for pre-clinical and clinical testing, and for commercial supply of any of these product candidates for which we or future collaborators obtain marketing approval. We do not have long term supply agreements with any third-party manufacturers, and we purchase our research peptides on a purchase order basis.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	reliance on the third party for regulatory compliance and quality assurance;

●	the possible breach of the manufacturing agreement by the third party;

●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

●	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

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Any drug candidate that we may develop may compete with other drug candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Our current and anticipated future dependence upon others for the manufacture of our investigational materials or future product candidates or medicines may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

We may not be able to develop drug candidates, market or generate sales of our products to the extent anticipated. Our business may fail and investors could lose all of their investment in our Company.

Assuming that we are successful in developing our potential drug candidates and receiving regulatory clearances to market our potential products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

●	if our competitors receive regulatory approvals for and begin marketing similar products in the United States, the European Union, Japan and other territories before we do, greater awareness of their products as compared to ours will cause our competitive position to suffer;

●	information from our competitors or the academic community indicating that current products or new products are more effective or offer compelling other benefits than our future products could impede our market penetration or decrease our future market share; and

●	the pricing and reimbursement environment for our future products, as well as pricing and reimbursement decisions by our competitors and by payers, may have an effect on our revenues.

If any of these happened, our business could be adversely affected.

Any product candidate we are able to develop and commercialize would compete in the marketplace with existing therapies and new therapies that may become available in the future. These competitive therapies may be more effective, less costly, more easily administered, or offer other advantages over any product we seek to market.

There are numerous therapies currently marketed to treat diabetes, cancer, Alzheimer’s disease and other diseases for which our potential product candidates may be indicated. For example, if we develop an approved treatment for type 2 diabetes, it would compete with several classes of drugs for type 2 diabetes that are approved to improve glucose control. These include the insulin sensitizers pioglitazone (Actos) and rosiglitazone (Avandia), which are administered as oral once daily pills, and metformin, which is sometimes called an insulin sensitizer and is available as a generic once daily formulation. If we develop an approved treatment for Alzheimer’s disease it would compete with approved therapies such as donepezil (Aricept), galantamine (Razadyne), memantine (Namenda), rivastigmine (Exelon) and tacrine (Cognex). These therapies are varied in their design, therapeutic application and mechanism of action and may provide significant competition for any of our product candidates for which we obtain market approval. New products may also become available that provide efficacy, safety, convenience and other benefits that are not provided by currently marketed therapies. As a result, they may provide significant competition for any of our product candidates for which we obtain market approval. For example, while there is not currently any approved treatments for NAFLD/NASH, there are several investigational therapies currently being studied that could compete with any approved treatment for NAFLD/NASH that we develop. These include, for example, FXR activators, PXR activators, ACC1/2 inhibitors, PPAR-α, -γ and -δ activators, SREBP2/MIR-33a inhibitors, DGAT1 or 2 inhibitors, CCR2/5 antagonists, CXCR3 antagonists. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payers seeking to encourage the use of existing products which are generic or are otherwise less expensive to provide.

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Our future success depends on key members of our scientific team and our ability to attract, retain and motivate qualified personnel.

We are highly dependent on our founders, Dr. Pinchas Cohen and Dr. Nir Barzilai, our Chief Scientific Officer, Dr. Kenneth Cundy, and the other principal members of our management and scientific teams. Drs. Cohen and Barzilai are members of our board of directors and provide certain scientific and research advisory services to us pursuant to consulting arrangements with each of them. Dr. Cundy and the other members of our key management and scientific teams are employed “at will,” meaning we or they may terminate the employment relationship at any time. Our consultants and advisors, including our founders, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. In addition, we rely on other consultants and advisors from time to time, including drug discovery and development advisors, to assist us in formulating our research and development strategy. Agreements with these advisors typically may be terminated by either party, for any reason, on relatively short notice. We do not maintain “key person” insurance for any of the key members of our team. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

Recruiting and retaining qualified scientific, clinical, and managerial personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions.

We may encounter difficulties in managing our growth, which could disrupt our operations.

Over time, we may experience significant growth in the scope of our operations, particularly in the areas of research, drug development and regulatory affairs. To manage future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and our limited operating history, we may not be able to effectively manage an expansion of our operations. Any inability to manage growth or scale our operating capabilities to the requirements of our business could delay the execution of our business plans or disrupt our operations.

The use of any of our products in clinical trials may expose us to liability claims, which may cost us significant amounts of money to defend against or pay out, causing our business to suffer.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our products. We do not currently have any drug candidates in clinical trials, however, if any of our drug candidates enter into clinical trials or become marketed products, they could potentially harm people or allegedly harm people, possibly subjecting us to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already ill when they enter a trial or may intentionally or unintentionally fail to meet the exclusion criteria. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance which we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. The insurance costs along with the defense or payment of liabilities above the amount of coverage could cost us significant amounts of money and management distraction from other elements of the business, causing our business to suffer.

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The patent positions of biopharmaceutical products are complex and uncertain and we may not be able to protect our patented or other intellectual property. If we cannot protect this property, we may be prevented from using it or our competitors may use it and our business could suffer significant harm. Also, the time and money we spend on acquiring and enforcing patents and other intellectual property will reduce the time and money we have available for our research and development, possibly resulting in a slow down or cessation of our research and development.

We are the exclusive licensee of patents and patent applications related to our MDPs and expect to own or license patents related to our potential drug candidates. However, neither patents nor patent applications ensure the protection of our intellectual property for a number of reasons, including the following:

●	The United States Supreme Court rendered a decision in Molecular Pathology vs. Myriad Genetics, Inc., 133 S.Ct. 2107 (2013) (“Myriad”), in which the court held that naturally occurring DNA segments are products of nature and not patentable as compositions of matter. On March 4, 2014, the U.S. Patent and Trademark Office (“USPTO”) issued guidelines for examination of such claims that, among other things, extended the Myriad decision to any natural product. Since MDPs are natural products isolated from cells, the USPTO guidelines may affect allowability of some of our patent claims (pertaining to natural MDP sequences) that are filed in the USPTO but are not yet issued. Further, while the USPTO guidelines are not binding on the courts, it is likely that as the law of subject matter eligibility continues to develop Myriad will be extended to natural products other than DNA. Thus, our issued U.S. patent claims directed to MDPs as compositions of matter may be vulnerable to challenge by competitors who seek to have our claims rendered invalid. While Myriad and the USPTO guidelines described above will affect our patents only in the United States, there is no certainty that similar laws or regulations will not be adopted in other jurisdictions.

●	Competitors may interfere with our patenting process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing their patents and restrict our freedom to operate. Competitors may also contest our patents and patent applications, if issued, by showing in various patent offices that, among other reasons, the patented subject matter was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents and patent applications are not valid or enforceable for a number of reasons. If a court agrees, we would lose some or all of our patent protection.

●	As a company, we have no meaningful experience with competitors interfering with our patents or patent applications. In order to enforce our intellectual property, we may need to file a lawsuit against a competitor. Enforcing our intellectual property in a lawsuit can take significant time and money. We may not have the resources to enforce our intellectual property if a third party infringes an issued patent claim. Infringement lawsuits may require significant time and money resources. If we do not have such resources, the licensor is not obligated to help us enforce our patent rights. If the licensor does take action by filing a lawsuit claiming infringement, we will not be able to participate in the suit and therefore will not have control over the proceedings or the outcome of the suit.

●	Because of the time, money and effort involved in obtaining and enforcing patents, our management may spend less time and resources on developing potential drug candidates than they otherwise would, which could increase our operating expenses and delay product programs.

●	Our licensed patent applications directed to the composition and methods of using MOTS-c, and SHLP-6, which we consider as a research peptide for the potential treatment of cancer, have not yet been issued. There can be no assurance that these or our other licensed patent applications will result in the issuance of patents, and we cannot predict the breadth of claims that may be allowed in our currently pending patent applications or in patent applications we may file or license from others in the future.

●	Issuance of a patent may not provide much practical protection. If we receive a patent of narrow scope, then it may be easy for competitors to design products that do not infringe our patent(s).

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●	We have limited ability to expand coverage of our licensed patent related to SHLP-2 and our licensed patent application related to SHLP-6 outside of the United States. The lack of patent protection in international jurisdictions may inhibit our ability to advance MBT drug candidates in these markets.

●	If a court decides that the method of manufacture or use of any of our drug candidates infringes on a third-party patent, we may have to pay substantial damages for infringement.

●	A court may prohibit us from making, selling or licensing a potential drug candidate unless the patent holder grants a license. A patent holder is not required to grant a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents, and the license terms may be unacceptable.

●	Redesigning our potential drug candidates so that they do not infringe on other patents may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how. We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unable or unwilling to grant us exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required intellectual property rights, we could encounter delays in our drug development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling potential drug candidates requiring these rights or licenses. There is also a risk that disputes may arise as to the rights to technology or potential drug candidates developed in collaboration with other parties.

Risks Related to Our Common Stock

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analysts who may cover us were to cease coverage or our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The market price of our common stock may be highly volatile.

The market for our common stock has experienced significant price volatility when compared to more established issuers and we expect that it will continue to be so for the foreseeable future. The market price of our common stock may experience volatility for a number of reasons. First, our common stock relatively thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of common stock by our stockholders may disproportionately influence the price of the common stock in either direction. The price of the common stock could, for example, decline precipitously if even a relatively small number of shares are sold on the market without commensurate demand, as compared to a market for shares of an established issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to our lack of profits to date and substantial uncertainty regarding our ability to develop and commercialize a drug product from our new or existing technologies. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of an established issuer. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect the sale of common stock or the availability of common stock for sale at any time will have on the prevailing market price.

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Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We may in the future as a result of subsequent shifts in our stock ownership experience an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. At this time, we have not completed a full study to assess whether an ownership change under Section 382 of the Code occurred due to the costs and complexities associated with such a study. Further, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

Our management owns a significant percentage of our outstanding common stock. If the ownership of our common stock continues to be highly concentrated in management, it may prevent other stockholders from influencing significant corporate decisions.

As of September 26, 2017, our executive officers and directors own, as a group, approximately 33.3% of the outstanding shares of our common stock. Additionally, our executive officers and directors own, as a group, options and warrants exercisable within 60 days of September 26, 2017 for approximately 8.8% of our outstanding common stock, assuming exercise of such options and warrants. As a result, our management could exert significant influence over matters requiring stockholder approval, including the election of our board of directors, the approval of mergers and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the fair market value of our company and our common stock. These actions may be taken even if they are opposed by our other stockholders.

Because the principal trading markets for our shares are the TSX Venture Exchange and the OTCQX marketplace, the corporate governance rules of the major U.S. stock exchanges do not apply to us. As a result, our governance practices may differ from those of a company listed on such U.S. exchanges.

Our governance practices need not comply with certain New York Stock Exchange and NASDAQ corporate governance standards, including:

●	the requirements that a majority of our board of directors consists of independent directors;

●	the requirement that we have an audit committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

There can be no assurance that we will voluntarily comply with any of the foregoing requirements. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

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The requirements of being a public company may strain our resources, divert management’s attention and require us to disclose information that is helpful to competitors, make us more attractive to potential litigants and make it more difficult to attract and retain qualified personnel.

As a public company, we are subject to the reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and applicable Canadian securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations creates significant legal and financial compliance costs and makes some activities difficult, time-consuming or costly. The Exchange Act and applicable Canadian provincial securities legislation require, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

Additionally, the Sarbanes-Oxley Act and the related rules and regulations of the SEC, as well as the rules and regulations of applicable Canadian securities regulators and the rules of the TSX-V, require us to implement particular corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Among other things, we are subject to rules regarding the independence of the members of our board of directors and committees of the board and their experience in finance and accounting matters and certain of our executive officers are required to provide certifications in connection with our quarterly and annual reports filed with the SEC and applicable Canadian securities regulators. The perceived personal risk associated with these rules may deter qualified individuals from accepting these positions. Accordingly, we may be unable to attract and retain qualified officers and directors. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on the TSX-V or another stock exchange could be adversely affected.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company through December 31, 2020, although circumstances could cause us to lose that status earlier, including if we have more than $1.0 billion in annual revenue, the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 (the last day of our second fiscal quarter) before that time, or we issue more than $1.0 billion of non-convertible debt over a three-year period, in which case we would no longer be an emerging growth company as of the following December 31 (the last day of our fiscal year). We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events, and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, the following:

●	statements regarding anticipated outcomes of research, pre-clinical and clinical trials for our MBT candidates;

●	expectations regarding the future market for any drug we may develop;

●	expectations regarding the growth of MBTs as a significant future class of therapeutic products;

●	statements regarding the anticipated therapeutic properties of drug development candidates derived from MDPs;

●	expectations regarding our ability to effectively protect our intellectual property;

●	statements concerning perceived competitive advantages and our ability to defend competitive advantages;

●	expectations regarding our ability to complete pre-clinical activities enabling submission of an investigational new drug application for our lead MBT drug candidate; and

●	expectations regarding our ability to attract and retain qualified employees and key personnel.

Because forward-looking statements relate to the future, they are subject to a number of risks, uncertainties and assumptions, which are difficult to predict and many of which are outside of our control, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among other things, the following:

●	our ability to successfully identify a suitable drug development candidate and conduct research, clinical and pre-clinical trials for our product candidates;

●	our ability to obtain required regulatory approvals to develop and market our product candidates;

●	our ability to raise additional capital on favorable terms;

●	our ability to execute our research and development plan on time and on budget;

●	our ability to obtain commercial partners;

●	our ability, whether alone or with commercial partners, to successfully develop and commercialize a product candidate;

●	our ability to identify and develop additional drug candidates; and

●	other risk factors included under “Risk Factors” in this prospectus.

This list is not exhaustive of the factors that may affect our forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

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USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling stockholders. The shares offered by the selling stockholders pursuant to this prospectus include 3,438,053 shares of common stock issuable upon exercise of certain warrants held by the selling stockholders. The warrants are exercisable at an exercise price of $2.25 per share any time before 5:00 PM New York City time on June 30, 2020. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of these Warrants for general working capital and other corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of any warrants held by such stockholder.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws and will depend on then existing conditions, including our financial condition, operating results, applicable TSX-V policies, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

MARKET FOR OUR COMMON STOCK

Market for our Common Stock

Our common stock has traded on the TSX Venture Exchange (the “TSX-V”) under the symbol “COB.U” since January 8, 2015. Prior to that date, there was no public trading market for our common stock. Our initial public offering was priced at USD $1.00 per share on January 6, 2015. The following table sets forth for the periods indicated, the high and low sales prices from the TSX-V.

	Quarters Ended 2017
	March 31	June 30
Market price per share of common stock
High sales price	$2.64	$2.50
Low sales price	$1.70	$1.50

	Quarters Ended 2016
	March 31	June 30	September 30	December 31
Market price per share of common stock
High sales price	$1.68	$3.30	$2.50	$2.42
Low sales price	$1.05	$1.60	$2.40	$2.00

	Quarters Ended 2015
	March 31	June 30	September 30	December 31
Market price per share of common stock
High sales price	$1.65	$1.37	$1.25	$1.44
Low sales price	$1.25	$0.85	$1.15	$1.10

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On September 20, 2017, the closing price for our common stock as reported on the TSX-V was USD $2.50 per share.

Our common stock has been quoted for trading on the OTC Markets Group OTCQX marketplace (the “OTCQX”) under the symbol “CWBR” since May 20, 2015. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as determined from quotations on the OTCQX. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not represent actual transactions.

	Quarters Ended 2017
	March 31	June 30
Bid price per share of common stock
High bid price	$2.30	$1.97
Low bid price	$1.50	$1.40

	Quarters Ended 2016
	March 31	June 30	September 30	December 31
Bid price per share of common stock
High bid price	$1.60	$2.88	$2.35	$2.30
Low bid price	$1.03	$1.53	$2.06	$1.90

	Quarters Ended 2015
	March 31	June 30	September 30	December 31
Bid price per share of common stock
High bid price	$-	$1.01	$1.14	$1.25
Low bid price	$-	$-	$0.89	$1.09

On September 20, 2017, the closing bid price for our common stock as reported on the OTCQX was USD $2.50 per share.

Holders of Common Stock

As of September 20, 2017, there were 39,295,794 shares of our common stock outstanding held by 92 holders of record.

Equity Compensation Plan

The following table provides information about our equity compensation plan as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of options warrants and rights		Weighted- average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	4,777,497		$1.07	1,665,572
Equity compensation plans not approved by stockholders	897,075	(1)	$0.26	-
Total	5,674,572		$1.21	1,665,572

(1)	Consists of warrants issued to an Executive Officer pursuant to an employment agreement and two consultants pursuant to consulting agreements.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this prospectus should be read in conjunction with our financial statements and the notes thereto, and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain certain forward-looking information. When used in this discussion, the words, “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. We do not undertake to publicly update or revise any of these forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers also are urged to carefully review and consider our discussions regarding the various factors that affect the company’s business, which are described in this section and elsewhere in this prospectus.

Overview

We are an innovative biotechnology company and a leader in the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs with the potential to treat a wide range of diseases associated with aging and metabolic dysfunction, including non-alcoholic steatohepatitis (NASH), obesity, fatty liver disease (NAFLD), type 2 diabetes mellitus (T2D), cancer, atherosclerosis, cardiovascular disease and neurodegenerative diseases such as Alzheimer’s disease.

MBTs originate from almost two decades of research by our founders, resulting in their discovery of a novel group of mitochondrial-derived peptides (MDPs) encoded within the genome of mitochondria, the powerhouses of the cell. Some of these naturally occurring MDPs and related analogs have demonstrated a range of biological activity and therapeutic potential in pre-clinical models across multiple diseases associated with aging.

We are focused on building our organization, enhancing our scientific and management teams and their capabilities, planning and strategy, raising capital and the research and development of our MDPs. Our research efforts have focused on discovering and evaluating MDPs for potential development as MBT drug candidates. We seek to identify and advance research on MDPs with superior potential for yielding a MBT drug candidate, and ultimately a drug, for which we have a strong intellectual property position.

In September 2016, we advanced two novel, optimized analogs of our MOTS-c MDP, CB4209 and CB4211, into IND-enabling studies as our lead MBT drug candidates with potential for treatment of NASH and obesity. Our founders and scientific team have also discovered a large number of MDPs that have demonstrated a range of biological activities and therapeutic potential. Our ongoing research and development of our pipeline MDPs is focused on identifying and advancing novel improved analogs of those MDPs that have the greatest therapeutic and commercial potential for development into drugs.

We have financed our operations primarily through proceeds from our IPO and through private placements of our equity securities. Since our inception through June 30, 2017, our operations have been funded with an aggregate of approximately $25.8 million, of which $25.6 million was from the issuance of equity instruments.

Since inception, we have incurred significant operating losses. Our net losses were $4,138,649 and $2,744,122 for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, we had an accumulated deficit of $18,548,185. We expect to continue to incur significant expenses and operating losses over the next several years. Our net losses may fluctuate significantly from quarter to quarter and from year to year. We anticipate incurring increasing expenses from IND-enabling activities for our lead programs, pre-clinical development of our research peptides, continued development of our MBTs and from the expansion and protection of our intellectual property portfolio.

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Financial Operations Review

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the near future. In the future, we will seek to generate revenue from product sales, either directly or under any future licensing, development or similar relationship with a strategic partner.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, and the development of our product candidates, which include:

●	employee-related expenses including salaries, benefits, and stock-based compensation expense;

●	expenses incurred under agreements with third parties, including contract research organizations, or CROs, that conduct research and development and pre-clinical activities on our behalf and the cost of consultants;

●	the cost of laboratory equipment, supplies and manufacturing MBT test materials; and

●	depreciation and other personnel-related costs associated with research and product development.

We expense all research and development expenses as incurred. We expect our research and development expenses to increase in future periods, as we continue our efforts to advance our lead MBT candidate program and to discover, evaluate and optimize other MDPs as potential MBT drug candidates.

Our Research Programs

Our research programs include IND-enabling activities for our lead MBT candidate program, as well as operation of our platform technology related to discovery of new MDPs, investigational research to evaluate the therapeutic potential of certain discovered MDPs and engineering novel analogs of certain discovered MDPs to improve their characteristics as potential MBT drug development candidates. Depending on factors of capability, cost, efficiency and intellectual property rights we conduct our research programs independently at our laboratory facility, pursuant to contractual arrangements with CROs or under collaborative arrangements with academic institutions.

The success of our research programs, the timing of those programs and the possible development of a research peptide into a drug candidate is highly uncertain. As such, at this time, we cannot reasonably estimate or know the nature, timing or estimated costs of the efforts that will be necessary to complete research and development of a commercial drug. We are also unable to predict when, if ever, we will receive material net cash inflows from our operations. This is due to the numerous risks and uncertainties associated with developing medicines, including the uncertainty of:

●	establishing an appropriate safety profile with toxicology studies;

●	successfully designing, enrolling and completing clinical trials;

●	receiving marketing approvals from applicable regulatory authorities;

●	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

●	obtaining and enforcing patent and trade secret protection for our product candidates;

●	launching commercial sales of the products, if and when approved, whether alone or in collaboration with others; and

●	maintaining an acceptable safety profile of the products following approval.

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A change in the outcome of any of these variables with respect to the development of any of our product candidates would significantly change the costs and timing associated with the development of that product candidate.

Research and development activities are central to our business model. Our MBT drug target candidates are in early stages of investigational research. Candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase significantly for the foreseeable future as our product candidate development programs progress. However, we do not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development programs and plans.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in executive, finance and administrative functions. Other significant costs include legal fees relating to patent and corporate matters and fees for accounting and consulting services. We anticipate that our general and administrative expenses will increase in the future to support continued research and development activities and the potential commercialization of our product candidates. These increases will likely include increased costs related to the hiring of additional personnel, and fees to outside consultants, lawyers and accountants, among other expenses.

Results of Operations

Comparison of Fiscal Years Ended December 31, 2016 and 2015

Operating Expenses

Research and development expenses were $3,606,515 in the year ended December 31, 2016 compared to $1,966,221 in the prior year, a $1,640,294 increase, or 83%. The increase in research and development expenses in the year ended December 31, 2016, was primarily due to an $830,862 increase in wages, benefits and stock-based compensation primarily associated with the expansion of our scientific staff and a $693,973 increase in laboratory supply and preclinical study costs related to our efforts to develop optimized MBT candidates. We expect our research and development expenses to increase in the year ending December 31, 2017, as we continue to advance our lead MBT candidate program and evaluate and optimize other MDPs as potential MBT drug candidates.

General and administrative expenses were $2,470,062 in the year ended December 31, 2016 compared to $1,908,080 in the prior year, a $561,982 increase, or 29%. The increase in general and administrative expenses in the year ended December 31, 2016, was primarily due to a $417,338 increase in wages, benefits and stock-based compensation associated with the expansion of our staff with the addition of our CEO and Director of Investor Relations and a $145,445 increase in stock-based compensation with the grants made to those new employees, offset by other miscellaneous decreases. We expect our general and administrative expenses to remain relatively constant in the year ending December 31, 2017.

Cash Flows from Operating Activities

Net cash used in operating activities for the years ended December 31, 2016 and 2015 was $5,202,973 and $3,631,163, respectively. Cash used in operations for the year ended December 31, 2016 was primarily due to our reported net loss of $6,074,999 which was offset by non-cash items of stock based-compensation, depreciation and amortization of the debt discount totaling $793,603. Cash used in operations for the year ended December 31, 2015 was primarily due to our reported net loss of $3,878,210 which was offset by non-cash items totaling $427,773.

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Cash Flows from Investing Activities

Net cash used in investing activities for the years ended December 31, 2016 and 2015 was $46,395 and $5,732,863, respectively. Investing activities for the fiscal year ended December 31, 2016 related to $88,915 in purchases of property and equipment during the year, offset by the net amount of purchases and redemptions of short-term highly liquid securities of $58,838. Investing activities for the fiscal year ended December 31, 2015 related to the $5,478,800 net amount of purchases and redemptions of short-term highly liquid securities and $225,671 in purchases of property and equipment during the year as we built out and equipped our lab.

Cash Flows from Financing Activities

Net cash provided by financing activities for the years ended December 31, 2016 and 2015 was $3,703,139 and $12,973,221, respectively. Cash provided by financing activities for the year ended December 31, 2016 was primarily due to the proceeds received from the exercise of common stock purchase warrants and agent’s unit purchase options of $3,700,539. Cash provided by financing activities for the year ended December 31, 2015 was primarily due to the completion of our IPO. We sold 11,250,000 units in the IPO at a price of $1.00 per unit, providing net proceeds of $10,253,484, net of agents’ commissions and expenses. Concurrently with the IPO, we also completed a previously-subscribed private placement of an additional 2,700,000 units for gross proceeds of $2,700,000.

Comparison of Three Months Ended June 30, 2017 and 2016

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	For The Three Months Ended June 30,		Change
	2017	2016	$	%
Operating expenses:
Research and development	$1,274,634	$852,596	$422,038	50%
General and administrative	635,007	674,569	(39,562)	(6)%
Total operating expenses	$1,909,641	$1,527,165	$382,476	25%

Research and development expenses were $1,274,634 in the three months ended June 30, 2017 compared to $852,596 in the prior year period, an increase of $422,038, or 50%. The increase in research and development expenses was due primarily to a net increase of approximately $553,000 in expenses for laboratory supplies, MBT materials and other costs of IND-enabling activities associated with advancing our lead drug candidates into clinical studies, partially offset by a decrease of approximately $136,000 in salary, benefits and stock-based compensation relating to a bonus paid in the prior year quarter with no corresponding expense in the current year quarter and reduced headcount of scientific staff in the three months ended June 30, 2017 when compared to the same period in the prior year.

General and administrative expenses were $635,007 in the three months ended June 30, 2017 compared to $674,569 in the prior year period, a decrease of $39,562, or 6%. The decrease in general and administrative expenses was primarily due to a decrease in compensation relating to the timing of a bonus accrued in the prior year quarter with no corresponding expense in the current year quarter, which was partially offset by an increase in headcount and salary compensation in the current year quarter when compared to the same period of the prior year.

	For The Six Months Ended June 30,		Change
	2017	2016	$	%
Operating expenses:
Research and development	$2,567,414	$1,589,696	$977,718	62%
General and administrative	1,575,096	1,154,501	420,595	36%
Total operating expenses	$4,142,510	$2,744,197	$1,398,313	51%

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Comparison of Six Months Ended June 30, 2017 and 2016

Research and development expenses were $2,567,414 in the six months ended June 30, 2017 compared to $1,589,696 in the prior year period, an increase of $977,718, or 62%. The increase in research and development expenses was due primarily to an approximately $1,005,000 net increase in expenses for laboratory supplies, MBT materials and other costs of IND-enabling activities, $46,500 in consulting fees, and a $37,800 increase in rent associated with the expansion of our laboratory facility in Menlo Park, California. The increase in research and development expenses was partially offset by a decrease of approximately $126,000 in salary, benefits and stock-based compensation relating to a bonus paid in the prior year period with no corresponding expense in the current year period and reduced headcount of scientific staff in in the six months ended June 30, 2017 when compared to the same period in the prior year. We expect research and development expenses to increase in the coming quarters as we continue to advance our lead drug candidates into clinical studies and continue to develop optimized MBT candidates.

General and administrative expenses were $1,575,096 in the six months ended June 30, 2017 compared to $1,154,501 in the prior year period, an increase of $420,595, or 36%. The increase in general and administrative expenses was primarily due to an increase of $52,200 in salary and benefit costs associated with the expansion of our general and administrative staff with the addition of our new Chief Executive Officer and Director of Investor Relations, an increase of $311,400 in stock based compensation due to option grants made in the current year period and a $38,100 increase in legal expenses associated with our legal compliance and certain filings for the protection of our intellectual property. We expect general and administrative expenses for the year ending December 31, 2017 to be higher in comparison to prior years as we continue to incur the costs associated with running a public company and expanding our intellectual property protection.

Cash Flows from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2017 and 2016 was $3,238,860 and $2,407,424, respectively. The cash used in operations for the six months ended June 30, 2017 was primarily due to our reported net loss of $4,138,649 and a $286,309 decrease in accrued compensation related to the bonuses accrued at December 31, 2016 and paid in the current year, partially offset by $612,964 in stock-based compensation expense and a $653,716 increase in accounts payable associated with the timing of receipt of vendor invoices received at the end of the quarter. The cash used in operations for the six months ended June 30, 2016 was primarily due to our reported net loss of $2,744,122 partially offset by $333,301 in stock-based compensation expense in that period.

Cash Flows from Investing Activities

Net cash provided by investing activities in the six months ended June 30, 2017 and 2016 was $2,328,213 and $2,022,549, respectively. The cash provided by investing activities in both periods was due to the maturities of our investments in certificates of deposit and treasury bills as compared to the timing of purchases of those investments.

Cash Flows from Financing Activities

Net cash provided by financing activities in the six months ended June 30, 2017 and 2016 was $2,287,034 and $1,211,222, respectively. Net cash provided by financing activities in the six months ended June 30, 2017 was due to the exercise of warrants and employee stock options, which was partially offset by payment to the Alzheimer’s Drug Discovery Foundation of $102,630, representing the first installment of a note obligation associated with a grant from that organization and $35,154 of deferred offering costs associated with our private placement completed on July 14, 2017 (see Note 8 to our condensed financial statements included elsewhere in this document). The Company anticipates paying the second installment before the end of September 2017. Cash provided by financing activities in the amount of $1,211,222 in the six months ended June 30, 2016 was primarily due to the exercise of compensation options issued to the agents in our IPO, resulting in proceeds of $496,376, and the exercise of common stock purchase warrants resulting in proceeds of $712,246.

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Liquidity and Capital Resources

As of June 30, 2017 we had a cash balance of $4,633,845. We maintain our cash in a checking and savings account on deposit with a banking institution in the United States. We also maintain a portfolio of short-term highly liquid securities investing in U.S. Treasury Bills and Certificate of Deposits. As of June 30, 2017, we had an investments balance of $3,097,846.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Inflation

Inflation did not have a material effect on our business, financial condition or results of operations during any period presented.

Contractual Obligations

Licensing Agreements

The Company is a party to an Exclusive License Agreement (the “2011 Exclusive Agreement”) with the Regents of the University of California (the “Regents”) whereby the Regents granted to the Company an exclusive license for the use of certain patents. The Company paid the Regents an initial license issue fee of $35,000, which was charged to General and Administrative expense, as incurred. The Company agreed to pay the licensors specified development milestone payments aggregating up to $765,000 for the first product sold under the license. Milestone payments for additional products developed and sold under the license are reduced by 50%. The Company is also required to pay annual maintenance fees to the licensors. Aggregate maintenance fees for the first five years following execution of the agreement are $80,000. Thereafter, the Company is required to pay maintenance fees of $50,000 annually until the first sale of a licensed product. In addition, for the duration of the 2011 Exclusive Agreement, the Company is required to pay the licensors royalties equal to 2% of its worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patents, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. The Company is required to pay royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials) to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires the Company to meet certain diligence and development milestones, including filing of an Investigational New Drug (“IND”) Application for a product covered by the agreement on or before the seventh anniversary of the agreement date. Through December 31, 2016, no royalties have been incurred under the 2011 Exclusive Agreement.

The Company is a party to an Exclusive License Agreement (the “2013 Exclusive Agreement”) with the Regents whereby the Regents granted to the Company an exclusive license for the use of certain other patents. The Company paid Regents an initial license issue fee of $10,000 for these other patents, which was charged to General and Administrative expense, as incurred. The Company agreed to pay the Regents specified development milestone payments aggregating up to $765,000 for the first product sold under the 2013 Exclusive Agreement. Milestone payments for additional products developed and sold under the 2013 Exclusive Agreement are reduced by 50%. In addition, for the duration of the 2013 Exclusive Agreement, the Company is required to pay the Regents royalties equal to 2% of the Company’s worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patent, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. The Company is required to pay the Regents royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires the Company to meet certain diligence and development milestones, including filing of an IND Application for a product covered by the agreement on or before the seventh anniversary of the agreement date. Through December 31, 2016, no royalties have been incurred under the 2013 Exclusive License Agreement.

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Operating Lease

In February 2015, we entered into a lease agreement for a new and expanded laboratory facility. The laboratory space is leased on a month-to month basis and is part of a shared facility in Menlo Park, California. We also terminated our previous month-to-month lease for the laboratory space in Pasadena, California effective March 31, 2015.

Rent expense amounted to $171,294 and $107,385 for the years ended December 31, 2016 and 2015, respectively. Rent expense was $56,595 and $40,640 for the three months ended June 30, 2017 and 2016, respectively. Rent expense was $111,810 and $75,035 for the six months ended June 30, 2017 and 2016, respectively. The increases in rent expense from period to period were primarily due to expansions of our laboratory facilities.

Recent Accounting Pronouncements

See Note 3 to the Financial Statements for the year ended December 31, 2016, and for the three months ended June 30, 2017, for a summary of the relevant recent accounting pronouncements.

Other recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). U.S. GAAP requires us to make certain estimates and judgments that can affect the reported amounts of assets and liabilities as of the dates of the financial statements, the disclosure of contingencies as of the dates of the financial statements, and the reported amounts of revenue and expenses during the periods presented. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected. See “Risk Factors” for certain matters that may affect our future financial condition or results of operations. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if the changes in estimate that are reasonably likely to occur could materially impact the financial statements. Our management has discussed the development, selection and disclosure of these estimates with the audit committee of our board of directors.

The following critical accounting estimates reflect significant judgments and estimates used in the preparation of our financial statements:

●	Fair value of financial instruments

●	Share-based payments

●	Valuation of deferred tax assets

Fair Value of Financial Instruments

We measure the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We utilize three levels of inputs that may be used to measure fair value:

●	Level 1 – quoted prices in active markets for identical assets or liabilities

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●	Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

●	Level 3 – inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of cash, accounts payable, accrued liabilities and debt approximate fair value due to the short-term nature of these instruments.

Share-based Payments

We account for share-based payments using the fair value method. For employees and directors, the fair value of the award is measured on the grant date. For non-employees, fair value is generally measured based on the fair value of the services provided or the fair value of the common stock on the measurement date, whichever is more readily determinable and re-measured on interim financial reporting dates until the service is complete. We have historically granted stock options at exercise prices no less than the fair market value as determined by the board of directors, with input from management.

The weighted-average fair value of options and warrants has been estimated on the date of grant using the Black-Scholes pricing model. In computing the impact, the fair value of each instrument is estimated on the date of grant utilizing certain assumptions including a risk free interest rate, volatility and expected remaining lives of the awards. Since we have a limited history of being publicly traded, the fair value of stock-based payment awards issued was estimated using a volatility derived from an index of comparable entities. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating our forfeiture rate, we analyzed our historical forfeiture rate, the remaining lives of unvested options, and the number of vested options as a percentage of total options outstanding. If our actual forfeiture rate is materially different from our estimate, or if we reevaluate the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. See Note 3 “Summary of Significant Account Policies – Share-Based Payment” to our Financial Statements for the years ended December 31, 2016 and 2015 regarding the specific assumptions used with respect to stock-based compensation for the periods presented.

Valuation of deferred tax assets

We recognize deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

We have evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2016 and 2015. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

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OUR BUSINESS

OVERVIEW

CohBar, Inc. (“CohBar,” “we,” “us,” “our,” “its” or the “Company”) is an innovative biotechnology company and a leader in the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs with the potential to treat a wide range of diseases associated with aging and metabolic dysfunction, including non-alcoholic steatohepatitis (NASH), obesity, fatty liver disease (NAFLD), type 2 diabetes mellitus (T2D), cancer, atherosclerosis, cardiovascular disease and neurodegenerative diseases such as Alzheimer’s disease.

MBTs originate from almost two decades of research by our founders, resulting in their discovery of a novel group of mitochondrial-derived peptides (MDPs) encoded within the genome of mitochondria, the powerhouses of the cell. Some of these naturally occurring MDPs and certain related analogs have demonstrated a range of biological activity and therapeutic potential in pre-clinical models across multiple diseases associated with aging.

We believe CohBar is a first mover in exploring the mitochondrial genome for therapeutically relevant peptides, and have developed a proprietary MBT technology platform which uses proprietary cell based assays and animal models of disease to rapidly identify mitochondrial peptides with promising biological activity. Once identified, we deploy proprietary optimization techniques to improve the drug-like properties of our MBT candidates, enabling us to match the most biologically promising peptides to disease indications that have substantial unmet medical needs.

In September 2016, we advanced two novel, optimized analogs of our MOTS-c MDP, CB4209 and CB4211, into IND-enabling studies as our lead MBT drug candidates with potential for treatment of NASH and obesity. Our founders and scientific team have also discovered a large number of MDPs that have demonstrated a range of biological activities and therapeutic potential. Our ongoing research and development of our pipeline MDPs is focused on identifying and advancing novel improved analogs of those MDPs that have the greatest therapeutic and commercial potential for development into drugs.

Our scientific team includes the expertise of our founders, Dr. Pinchas Cohen, Dean of the Davis School of Gerontology at the University of Southern California, and Dr. Nir Barzilai, Professor of Genetics and Director of the Institute for Aging Research at the Albert Einstein College of Medicine, and is augmented by our co-founders, Dr. David Sinclair, Professor of Genetics at Harvard Medical School, and Dr. John Amatruda, former Senior Vice President and Franchise Head for Diabetes and Obesity at Merck Research Laboratories. Our research and development efforts are conducted under the leadership of our Chief Scientific Officer, Dr. Kenneth Cundy, former Chief Scientific Officer at Xenoport, Inc. and Senior Director of Biopharmaceutics at Gilead Sciences, Inc. Dr. Cundy is the co-inventor of several approved drugs including tenofovir, an antiretroviral drug that is marketed globally in various combinations with other drugs for the treatment of HIV infection (Atripla®, Viread®, Complera®, Stribild®, Truvada®), gabapentin enacarbil (Horizant®) for the treatment of RLS and post-herpetic neuralgia, and Nanocrystal® technology, employed in several other approved drugs.

We are the exclusive licensee from the Regents of the University of California and the Albert Einstein College of Medicine of four issued U.S. patents, four U.S. patent applications and several related international patent applications in various international jurisdictions. Our licensed patents and patent applications include claims that are directed to compositions comprising MDPs and their analogs and/or methods of their use in the treatment of indicated diseases. We have also filed more than 65 provisional patent applications with claims directed to both compositions comprising and methods of using novel proprietary MDPs and their analogs. See “Business – Patents and Intellectual Property”.

We believe that the proprietary capabilities of our technology platform combined with our scientific expertise and intellectual property portfolio provides a competitive advantage in our mission to treat age-related diseases and extend healthy life spans through the advancement of MBTs as a new class of transformative drugs.

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We were formed as a limited liability company in the state of Delaware in 2007, and we incorporated in Delaware in 2009. We completed our initial public offering of common stock in January 2015 and our common stock is listed for trading on the TSX-V (COB.U) and the OTCQX (CWBR).

Our laboratory and corporate headquarters are located in Menlo Park, California.

BUSINESS STRATEGY

Our strategic objective is to secure, maintain and exploit a leading scientific, commercial and intellectual property position in the arena of mitochondria based therapeutics, with best-in-class treatments for diseases associated with aging and metabolic dysfunction. The key elements of our strategy include:

●	advancing our lead program to IND submission and through clinical trials;

●	utilizing our proprietary platform technology to continue identifying, assessing and optimizing new analogs of biologically active MDPs and advancing those MBT candidates with the greatest therapeutic and commercial potential;

●	developing strategic partnerships with leading pharmaceutical companies and other organizations to advance our research programs and future development and commercialization efforts;

●	raising adequate capital to fund our operations, research and clinical development programs;

●	minimizing operating costs and related funding requirements for our research and development activities through careful program management and cost-efficient relationships with academic partners, consultants and contract research organizations (CROs);

●	optimizing the development of our intellectual property portfolio to capture all novel therapeutically relevant peptides encoded within the mitochondrial genome; and

●	increasing awareness and recognition of our team, assets, capabilities and opportunities within the investment and scientific communities.

OUR PIPELINE

Our pipeline includes a number of MDPs and MBT candidates in different stages of pre-clinical study. Our research efforts are focused on identifying, assessing and optimizing new analogs of biologically active MDPs and advancing those MDPs considered to have greatest therapeutic and commercial potential as MBT candidates.

Lead MBT Drug Candidates (CB4209/CB4211)

Our lead development candidates, CB4209/CB4211, are being evaluated as MBTs for the potential treatment of NASH and obesity. In September 2016, we announced the advancement of these candidates into IND-enabling activities.

CB4209 and CB4211 are novel, optimized analogs of MOTS-c, a naturally occurring mitochondrial peptide discovered by our founders and their academic collaborators in 2012. Their research in cells and animal models indicated that MOTS-c plays a significant role in the regulation of metabolism. Certain of the original MOTS-c studies were published in an article entitled “The Mitochondrial-Derived Peptide, MOTS-c, Promotes Metabolic Homeostasis and Reduces Obesity and Insulin Resistance,” which appeared in the March 3, 2015 edition of the journal Cell Metabolism.

In pre-clinical models, CB4209 and CB4211 have demonstrated significant therapeutic potential for the treatment of obesity, including significantly greater weight loss together with more selective reduction of fat mass versus lean mass in head-to-head comparison to a market-leading obesity drug. In these models, treatment with CB4209 and CB4211 also showed improvements in triglyceride levels, as well as favorable effects on liver enzyme markers associated with fatty liver disease (NAFLD) and NASH. The therapeutic effects of CB4209 and CB4211 have been further evaluated in the well-established preclinical STAM™ mouse model of NASH. In this model, treatment with CB4209 or CB4211 resulted in a significant reduction of the non-alcoholic fatty liver disease activity score, or NAS, a composite measure of steatosis (fat accumulation), inflammation and hepatocyte ballooning (cellular injury). Additional pre-clinical studies are ongoing or planned. CB4209 and CB4211 represent first-in-class drugs for the treatment of NASH and obesity, targeting energy regulation and lipid metabolism.

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Investigational Programs

Our R&D pipeline also includes the MDPs described below. Our pre-clinical activities with respect to these peptides are focused on identifying and optimizing those MDPs and their analogs that demonstrate the greatest commercial and therapeutic potential as MBTs.

SHLP Analogs: Our founders and their academic collaborators discovered several other peptides encoded within the mitochondrial genome with a similar origin to humanin; we refer to these as small humanin-like peptides, or SHLPs. In cancer treatment models conducted by our founders and their collaborators, both in cell culture and in mice, SHLP-6 demonstrated suppression of cancer progression via mechanisms involving both suppression of tumor angiogenesis (blood vessel development) and induction of apoptosis (cancer cell death). There is preclinical evidence to suggest that SHLP-2 has protective effects against neuronal toxicity. Certain of the SHLP studies were published in a research paper entitled “Naturally occurring mitochondrial-derived peptides are age-dependent regulators of apoptosis, insulin sensitivity, and inflammatory markers,” which appeared in the April 2016 edition of the journal Aging.

Humanin Analogs: Humanin has demonstrated protective effects in various animal models of age-related diseases, including Alzheimer’s disease, atherosclerosis, myocardial and cerebral ischemia and T2D. Humanin levels in humans have been shown to decline with age, and elevated levels of humanin together with lower incidence of age-related diseases have been observed in centenarians as well as their offspring. In vitro studies with humanin and humanin analogs have demonstrated protective effects against neuronal toxicity suggesting that a humanin analog may have potential for development as an MBT treatment for neurodegenerative diseases such as Alzheimer’s disease.

Additional Discovered MDPs: Our internal discovery efforts have resulted in identification of more than 100 previously unidentified peptides encoded within the mitochondrial genome. These MDPs and their analogs have demonstrated various degrees of biological activity in a wide range of cell based and/or animal models relevant to diseases, such as NASH, obesity, T2D, cancer, cardiovascular disease and Alzheimer’s disease.

All of our pipeline MDPs and MBT candidates are in the pre-clinical stage of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

Disease Focus

Our research and development focuses on diseases associated with aging and metabolic dysfunction. Our research to date suggests multiple possible therapeutic indications for each of our pipeline MDPs. While we believe our current and any future MBT drug candidates we identify would be advanced against one of the following diseases as a primary indication, it is possible that we may determine to advance a drug candidate for treatment of a different disease as a primary indication. We may determine to advance any future drug candidate against an alternative primary disease indication if, for example, additional data suggests greater therapeutic potential for the drug candidate against the alternative indication, or we determine that the development, approval or commercialization pathway may be more favorable for a drug candidate targeted against the alternative indication.

NAFLD and NASH – Non-alcoholic fatty liver disease (NAFLD) is the build-up of extra fat in liver cells that is not due to alcohol consumption and tends to develop in people who are overweight or obese or have diabetes, high cholesterol or high levels of triglycerides. Non-alcoholic steatohepatitis (NASH) is a more severe form of NAFLD characterized by swelling of the liver that eventually may lead to scarring (cirrhosis) and over time to liver cancer or liver failure. NAFLD affects as much as 34% of the U.S. population while as many as 12% of U.S. adults may have NASH. Currently, there are no FDA approved treatments for NAFLD/NASH.

Obesity –– Obesity is now recognized as the most prevalent metabolic disease world-wide, reaching epidemic proportions in both developed and developing countries and affecting all age groups. More than one-third of the U.S. adult population, and over 40% of U.S. age groups between 45 and 75, have obesity. The prevalence of class III, or morbid, obesity (body mass index ≥40) has increased dramatically in several countries and currently affects 6% of adults in the U.S., with an estimated increase of 130% over the next two decades. Obesity is a major risk factor for age-related diseases such as heart disease, stroke, T2D and certain types of cancer.

Type 2 diabetes mellitus – T2D is a chronic disease characterized by a relative deficiency in insulin production and secretion by the pancreas and an inability of the body to respond to insulin normally, i.e. insulin resistance. Hyperglycemia, or raised blood sugar, is a common effect of uncontrolled diabetes and over time leads to serious damage to many of the body’s systems, especially the nerves, kidneys, eyes and blood vessels.

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Cancer – Cancer is a generic term for a large group of diseases that can affect any part of the body. One defining feature of cancer is the rapid creation of abnormal cells that grow beyond their usual boundaries, and which can then invade adjoining parts of the body and spread to other organs. This process is referred to as metastasis. Metastases are a major cause of death from cancer. Cancer is a leading cause of death worldwide. Cancer drugs such as chemotherapy, hormone therapy and other treatments are used to destroy cancer cells. The goal of cancer drugs is to cure the disease or, when a cure is not possible, to prolong life or improve quality of life for patients with incurable cancer.

Alzheimer’s disease – In the brain, neurons connect and communicate at synapses, where tiny bursts of chemicals called neurotransmitters carry information from one cell to another. Alzheimer’s, a neurodegenerative disease, disrupts this process and eventually destroys synapses and kills neurons, damaging the brain’s communication network. There is no cure, and medications on the market today treat only the symptoms of Alzheimer’s disease and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease-modifying drug for Alzheimer’s disease as well as for better symptomatic treatments.

Atherosclerosis – Atherosclerosis is a cardiovascular disease commonly referred to as a “hardening” or furring of the arteries. It is caused by the formation of multiple atheromatous plaques within the arteries. This process is the major underlying risk for developing myocardial infarction (heart attack) as those plaques will either narrow the vessel or rupture, preventing blood flow in the coronary artery to parts of the heart muscle. Heart disease is the leading cause of death for both men and women. Cholesterol lowering drugs are considered the main preventive approach to treat atherosclerosis, however these drugs are estimated to prevent only one-third of incidences of myocardial infarction, and there is significant unmet need for additional therapeutic options.

COMPETITION

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our scientific knowledge, technology, and development experience provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Many of our competitors may have significantly greater financial resources and capabilities for research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do.

There are numerous therapies currently marketed to treat obesity, T2D, cancer and Alzheimer’s disease. There are no currently approved therapies for the treatment of NAFLD and NASH, but numerous therapies are in development. These therapies are varied in their design, therapeutic application and mechanism of action and may provide significant competition for any of our product candidates for which we obtain market approval. New products or therapies may also become available that provide efficacy, safety, convenience and other benefits that are not provided by currently marketed products and therapies. As a result, they may provide significant competition for any of our product candidates for which we obtain market approval.

If a CohBar MBT is developed and approved for treatment of patients with NASH, it may compete with several investigational therapies that are currently being studied for the treatment of NAFLD/NASH including, for example, FXR activators, PXR activators, ACC1/2 inhibitors, PPAR-α, -γ and -δ activators, SREBP2/MIR-33a inhibitors, DGAT1 or 2 inhibitors, CCR2/5 antagonists, CXCR3 antagonists.

If a CohBar MBT is developed and approved for treatment of patients with obesity it may compete with products currently approved for obesity, such as Saxenda, Belviq, Contrave and Qsymia, and investigational therapies that are currently being studied for the treatment of obesity, such as CB1-receptor-antagonists, 5-HT receptor agonists, SGLT-2 antagonist, GLP-1 agonists and Adenylate Cyclase 3 activators.

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If a CohBar MBT is developed and approved for treatment of patients with T2D, it would compete with several classes of drugs for T2D that are approved to improve glucose control, including sulfonylureas, glinides, PPAR gamma agonists, biguanides, alpha glucosidase inhibitors, DPP IV inhibitors, GLP1 agonists, SGLT2 inhibitors, bromocriptine and insulin. Insulin sensitizing agents approved to treat T2D are the PPAR gamma agonists pioglitazone and rosiglitazone. These agents are not generic, are oral once-daily pills and are effective in lowering glucose and A1C. Metformin is also sometimes called an insulin sensitizer. It is available as a generic and comes in a once-daily formulation. Drugs approved for obesity may also be used to treat T2D. In addition there are several investigational drugs being studied to treat T2D and if these investigational therapies were approved they would also compete with an MBT developed and approved for T2D.

If a CohBar MBT is developed and approved for the treatment for patients with cancer, it would compete with all approved therapies for the cancer it is approved to treat. Since the specific cancer that these investigational therapies might be approved to treat is unknown, they would theoretically compete with any pharmaceutical agent that is approved to treat cancer. In addition, there are several investigational drugs being studied to treat cancer, and if these investigational therapies were approved, they would also compete with an MBT developed and approved for the treatment of cancer.

If a CohBar MBT is developed and approved for the treatment for patients with cardiovascular disease, it would compete with all approved therapies for the cardiovascular disease it is approved to treat. Since the specific cardiovascular disease that these investigational therapies might be approved to treat is unknown, they would theoretically compete with any pharmaceutical agent that is approved to treat cardiovascular disease, including ACE inhibitors, beta blockers, and cholesterol lowering drugs. In addition, there are several investigational drugs being studied to treat cardiovascular disease, and if these investigational therapies were approved, they would also compete with an MBT developed and approved for the treatment of cardiovascular disease.

If a CohBar MBT is developed and approved for the treatment for patients with Alzheimer’s disease or other neurodegenerative diseases, it would compete with all approved therapies to treat Alzheimer’s disease including donepezil (Aricept), galantamine (Razadyne), memantine (Namenda), rivastigmine (Exelon) and tacrine (Cognex). In addition, there are several investigational drugs being studied to treat Alzheimer’s and other neurodegenerative diseases that, if approved, would also compete with an MBT developed and approved for the treatment of Alzheimer’s and other neurodegenerative diseases.

FINANCING

Our business strategy and plans for research and development of our MDPs and MBT candidates includes periodic infusion of new capital to our Company. We may seek to obtain funding for our business through partnership agreements with pharmaceutical and biotechnology companies or through the issuance and sale of our equity securities in capital raising transactions.

EMPLOYEES

As of September 20, 2017 we had 10 employees, all of whom were full-time. In addition to our employees, each of our founders serves as a consultant to the Company and consults directly with our employees and scientific staff to advance our research programs. Each of Drs. Cohen, Barzilai, Amatruda and Sinclair provide consulting services in the areas of peptide research, genetics, aging and age related diseases, drug discovery, development and commercialization and other areas relevant to our business pursuant to consulting agreements that provide for annual service terms. The service terms under the agreements expired in 2015. We continue to compensate our founders for their ongoing services under the terms of the original agreements. Additionally, from time to time we engage other subject-matter experts on a consulting basis in specific areas of our research and development efforts. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

RESEARCH AND DEVELOPMENT

Research and development activities are central to our business model. Our research programs include activities related to discovery of novel MDPs, investigational research to evaluate the potential therapeutic effects of certain discovered MDPs in preclinical models and engineering novel, improved analogs of certain discovered MDPs with characteristics suitable for further development as potential MBT drug candidates. Depending on factors of capability, cost, efficiency and intellectual property rights we conduct our research programs independently at our laboratory facility, pursuant to contractual arrangements with CROs or under collaborative arrangements with academic institutions. Research and development expenses for the years ended December 31, 2016 and 2015 were $3,606,515 and $1,966,221, respectively.

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INTELLECTUAL PROPERTY

Patents

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our novel biological discoveries and therapeutic methods, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. We seek to protect our proprietary position by, among other methods, licensing and/or filing patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business.

Our intellectual property and patent strategy is focused on our MDPs, their analogs and our MBT candidates. Our strategy is generally to seek patent protection in the United States and, where applicable, in those international jurisdictions we identify as holding significant potential market opportunity for any drug we may develop and in which patent protection is available. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. With respect to new biologically active MDPs that we identify within the mitochondrial genome we typically file provisional patent applications and seek composition-of-matter and method-of-treatment patents for our MDPs, their analogs, and prospective MBTs based on pre-clinical evaluation of therapeutic potential. We intend to file non-provisional patent applications for those MDPs and analogs within our pipeline based on further assessment of their therapeutic and commercial potential, as well as strategic and competitive considerations. We believe that the opportunity to engineer analogs or create combination therapies will afford us the opportunity to strengthen IP protection for our drug development candidates as they advance through our development pipeline and to broaden our IP protection internationally.

We are the exclusive licensee of four issued patents that will expire starting in 2028, four U.S. patent applications and several related international patent applications in various jurisdictions. Our licensed patents and patent applications include claims that are directed to compositions comprising MDPs and their analogs and/or methods of their use in the treatment of indicated diseases. We have also filed more than 65 provisional patent applications, owned by CohBar, with claims directed to both composition-of-matter and methods of using novel proprietary MDPs and their analogs.

A summary of our licensed, non-provisional patents and patent applications as it relates to specific MDPs and their analogs appears below:

Therapeutic Activities / Method of Use Claims
	Granted / Filed	Composition Claims	Type 1 Diabetes	Type 2 Diabetes	Obesity	Fatty Liver	Cancer	Alzheimer’s	Atherosclerosis
MOTS-c	Two Filed	✓	✓	✓	✓	✓	✓

SHLP-6	Filed	✓					✓

SHLP-2	Granted						✓	✓

Humanin Analogs	Granted	✓

Humanin Analogs	Two Granted		✓

Humanin and Humanin Analogs	Filed								✓

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Individual patents terms extend for varying periods of time depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued from applications filed in the United States are effective for twenty years from the earliest non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, however, the restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed fourteen years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also twenty years from the earliest international filing date.

National and international patent laws concerning peptide therapeutics remain highly unsettled. Policies regarding the patent eligibility or breadth of claims allowed in such patents are currently in flux in the United States and other countries. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries can diminish our ability to protect our inventions and enforce our intellectual property rights. Accordingly, we cannot predict the breadth or enforceability of claims that may be granted in our patents or in third-party patents. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to maintain and solidify our proprietary position for our drugs and technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or license from third parties will result in the issuance of any patents. The issued patents that we license, or may license or own in the future, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with sufficient protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may be able to independently develop and commercialize similar drugs or duplicate our technology, business model or strategy without infringing our patents. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our drugs can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

The patent positions for our research peptides are described below:

MOTS-c Patent Coverage

We are the exclusive licensee from the Regents of the University of California (the “Regents”) to intellectual property rights related to MOTS-c, including two patent applications filed in the United States (U.S. Application No. 14/213,617 and U.S. Divisional Application No. 15/146249) and corresponding foreign applications filed in multiple countries and regions. These applications include composition of matter claims directed to MOTS-c and certain analogs of MOTS-c, as well as methods of use claims for MOTS-c or certain analogs of MOTS-c as a treatment for type 1 diabetes, type 2 diabetes, fatty liver, obesity and cancer.

MOTS-c Analog Patent Coverage

CohBar has also filed a provisional patent application that covers novel optimized analogs of MOTS-c with improved properties, including claims directed to composition-of-matter and methods-of-use.

SHLP-2 and SHLP-6 Patent Coverage

We are the exclusive licensee from the Regents to intellectual property for SHLP-2 and SHLP-6 and their analogs. This intellectual property includes the following issued and pending patents:

●	U.S. Patent No. 8,637,470, issued on January 28, 2014, with composition of matter claims directed to SHLP-2 and analogs.

●	A divisional patent application in the United States for SHLP-6 (U.S. Application No. 14/134,430), with claims directed at the SHLP-6 composition of matter, and methods of use in treating cancer.

We are pursuing intellectual property protection related to certain analogs of these peptides.

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Humanin and Humanin Analogs Patent Coverage

We are the exclusive licensee from the Regents and the Albert Einstein College of Medicine of Yeshiva University to the following U.S. patent applications and issued U.S. patents and covering humanin and humanin analogs for treatment of disease.

●	U.S. Patent No. 8,309,525, issued on November 13, 2012, with claims covering pharmaceutical compositions of humanin analogs.

●	U.S. Patent No. 7,998,928, issued on August 16, 2011, with claims directed to methods of using a humanin analog to treat type 1 diabetes.

●	U.S. Patent No. 8,653,027 issued on February 18, 2014 as a continuation of U.S. Patent 7,998,928, with claims directed to methods of using an additional humanin analog to treat type 1 diabetes.

●	U.S. Patent Application No. 13/526,309 (pending), with claims directed to methods of using humanin or a humanin analog to treat atherosclerosis.

Additional MDPs and Analog Coverage

We have also filed more than 65 new provisional patent applications that cover additional MDPs and their novel, improved analogs, including claims directed to composition-of-matter and methods-of-use. Provisional patent applications are not publicly available and information regarding the specific MDPs and analogs identified in the provisional applications, and related claims, are held confidential. We intend to file non-provisional patent applications for those MDPs and analogs within our pipeline based on further assessment of their therapeutic and commercial potential, as well as strategic and competitive considerations.

Trade Secrets

In addition to patents, we rely upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Trademarks

Our application for registration of the trademark COHBARTM in the United States was published on January 20, 2015. The USPTO issued a Notice of Allowance of our trademark application on March 20, 2015. We filed an extension of time for filing a statement of use on February 27, 2017.

In-licenses

MOTS-c Exclusive License

On August 6, 2013, we entered into an exclusive license agreement with the Regents to obtain worldwide, exclusive rights under patent filings and other intellectual property rights in inventions developed by Dr. Cohen and academic collaborators at the University of California, Los Angeles. The intellectual property includes the pending U.S. and international patent filings described above under “MOTS-c Patent Coverage”.

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We agreed to pay the Regents specified development milestone payments aggregating up to $765,000 for the first product sold under the license. Milestone payments for additional products developed and sold under the license are reduced by 50%. We are also required to pay annual maintenance fees to the licensors. Aggregate maintenance fees for the first three years following execution of the agreement are $7,500. Thereafter, we are required to pay maintenance fees of $5,000 annually until the first sale of a licensed product. In addition, we are required to pay the Regents royalties equal to 2% of our worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patent, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. We are required to pay the Regents royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials) to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires us to meet certain diligence and development milestones, including filing of an Investigational New Drug (IND) Application for a product covered by the agreement on or before the seventh anniversary of the agreement date.

Under the agreement, the license rights granted to us are subject to any rights the U.S. Government may have in such licensed rights due to its sponsorship of research that led to the creation of the licensed rights. The agreement also provides that if the Regents become aware of a third-party’s interest in exploiting the licensed technologies in a field that we are not actively pursuing, then we may be obligated either to issue a sublicense for use in the unexploited field to the third-party on substantially similar terms or to actively pursue the unexploited field subject to appropriate diligence milestones. The agreement terminates upon the expiration of the last valid claim of the licensed patent rights. We may terminate the agreement at any time by giving the Regents advance written notice. The agreement may also be terminated by the Regents in the event of our continuing material breach after notice of such breach and the opportunity to cure.

Humanin and SHLPs Exclusive License

On November 30, 2011, we entered into an exclusive license agreement with the Regents and the Albert Einstein College of Medicine at Yeshiva University to obtain worldwide, exclusive rights under patent filings and other intellectual property rights in inventions developed by Drs. Cohen and Barzilai and their academic collaborators. The intellectual property subject to the agreement includes four issued and two pending U.S. patents including composition claims directed to humanin analogs, SHLP-2 and SHLP-6 and methods of use claims directed to humanin, humanin analogs and SHLP-6. See “Humanin and Humanin Analogs Patent Coverage” and “SHLP-2 and SHLP-6 Patent Coverage”.

We agreed to pay the licensors specified development milestone payments aggregating up to $765,000 for the first product sold under the license. Milestone payments for additional products developed and sold under the license are reduced by 50%. We are also required to pay annual maintenance fees to the licensors. Aggregate maintenance fees for the first five years following execution of the agreement are $80,000. Thereafter, we are required to pay maintenance fees of $50,000 annually until the first sale of a licensed product. In addition, we are required to pay the licensors royalties equal to 2% of our worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patents, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. We are required to pay royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials) to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires us to meet certain diligence and development milestones, including filing of an IND for a product covered by the agreement on or before the seventh anniversary of the agreement date.

Under the agreement, the license rights granted to us are subject to any rights the U.S. Government may have in such licensed rights due to its sponsorship of research that led to the creation of the licensed rights. The agreement terminates upon the expiration of the last valid claim of the licensed patent rights. We may terminate the agreement at any time by giving the Regents advance written notice. The agreement may also be terminated by the Regents in the event of our continuing material breach after notice of such breach and the opportunity to cure.

Our Founders and Scientific Advisors

Our founders and co-founders are widely considered to be scientific experts and thought leaders at the intersection of cellular and mitochondrial genetics and biology; the biology of aging, metabolism, and drug discovery; development and commercialization. Together, they provide scientific leadership and expertise in this field.

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 Founders

Pinchas Cohen, M.D. Dr. Cohen co-founded our Company in 2007 and has served as a member of our board of directors since our conversion to a Delaware corporation in 2009. He served as our President from 2009 until 2013. Since April 2012, Dr. Cohen has served as dean of the Davis School of Gerontology at the University of Southern California. He holds the William and Sylvia Kugel Dean’s Chair in Gerontology and acts as executive director of the Ethel Percy Andrus Gerontology Center. Dr. Cohen was affiliated with the University of California, Los Angeles School of Medicine, where he was a member of the faculty until 2012. At the UCLA Mattel Children’s Hospital Dr. Cohen served as director of endocrine/diabetes research and training (from 1999 until 2012), chief of endocrinology and diabetes (from 2001 until 2012) and as vice chair of research (from 2011 until 2012). Dr. Cohen was also co-director of the UCSD-UCLA Diabetes and Endocrinology Research Center from 2007 until 2012. Dr. Cohen has received several awards for his work in the field of aging, including a National Institute of Aging EUREKA Award, the National Institutes of Health Director’s Transformative Research Award and the Glenn Award for Research in Biological Mechanisms of Aging. He serves on the boards of several professional journals and societies, including the American Federation for Aging Research and the Growth Hormone Research Society. Dr. Cohen is a member of our board of directors and currently serves as a consultant to our Company.

Nir Barzilai, M.D. Dr. Barzilai co-founded our Company in 2007 and has served as a member of our board of directors since our conversion to a Delaware corporation in 2009. Dr. Barzilai is the director of the Institute for Aging Research at the Albert Einstein College of Medicine of Yeshiva University, where he also holds the Ingeborg and Ira Leon Rennert Chair of Aging Research, is a professor in the Departments of Medicine and Genetics and a member of the Diabetes Research Center. Dr. Barzilai is also director of the Paul F. Glenn Center for the Biology of Human Aging Research and of the National Institutes of Health’s (NIH) Nathan Shock Centers of Excellence in the Basic Biology of Aging. Dr. Barzilai has received numerous awards, including the Beeson Fellow for Aging Research, the Ellison Medical Foundation Senior Scholar in Aging Award, the Paul F. Glenn Foundation Award, the NIA Nathan Shock Award, and the 2010 Irving S. Wright Award of Distinction in Aging Research. Dr. Barzilai is the Director of the Institute for Aging research at Albert Einstein College of Medicine, under the auspices of which he is the principal investigator of the largest of five Nathan Shock Centers of Excellence in Biology of Aging and the Glenn Center for the Biology of Human Aging. Dr. Barzilai is a member of our board of directors and currently serves as a consultant to our Company.

John Amatruda, M.D. Dr. Amatruda was formerly the Senior Vice President and Franchise Head, Diabetes and Obesity at Merck Research Laboratories. He is board certified in internal medicine, endocrinology and metabolism and has approximately 20 years of experience in academic medicine, pharmaceutical discovery research and development. He has an extensive history as a principal investigator for NIH funded basic and clinical research, as well as in teaching, clinical practice. His experience includes contribution to the discovery and development of several novel candidate compounds, INDs, translational studies, development programs and five new drug approvals. Dr. Amatruda currently serves as a consultant to our Company.

David Sinclair, Ph.D. Dr. Sinclair is a Professor in the Department of Genetics at Harvard Medical School and a co-joint Professor in the Department of Physiology and Pharmacology at the University of New South Wales. He is the co-Director of the Paul F. Glenn Laboratories for the Biological Mechanisms of Aging and a Senior Scholar of the Ellison Medical Foundation. He is also co-founder of both Sirtris Pharmaceuticals (NASDAQ: SIRT) and Genocea Biosciences. His laboratory at Harvard is currently focused on slowing diseases of aging in mammals using genetic and pharmacological means. Dr. Sinclair currently serves as a consultant to our Company.

Scientific Advisors

In addition to the expertise of our founders, we have assembled a scientific advisory board that includes renowned experts in cardiology, diabetes, drug discovery and peptide. These advisors work in close collaboration with our founders and scientists to identify new research directions and accelerate our target validation and drug discovery programs.

Name	Advisory Focus	Primary Affiliation
Amir Lerman, M.D.	Cardiology	Mayo Clinic
C. Ronald Kahn, M.D.	Diabetes	Harvard Medical School
James N. Livingston, Ph.D.	Diabetes	Independent Consultant
Frank J. Calzone, Ph.D.	Cancer	University of California, Los Angeles
Rohit Loomba, M.D., MHSc	NASH/NAFLD	University of California, San Diego

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Government Regulation

The pre-clinical studies and clinical testing, manufacture, labeling, storage, record keeping, advertising, promotion, export, marketing and sales, among other things, of our therapeutic candidates and future products, are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, pharmaceutical products are regulated by the Food and Drug Administration (the “FDA”) under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and other laws. Biologics are subject to regulation by the FDA under the FDCA, the Public Health Service Act, and related regulations, and other federal, state and local statutes and regulations. Biological products include, among other things, viruses, therapeutic serums, vaccines and most protein products. Product development and approval within these regulatory frameworks takes a number of years, and involves the expenditure of substantial resources.

Regulatory approval will be required in all major markets in which we, or our licensees, seek to test our products in development. At a minimum, such approval requires evaluation of data relating to quality, safety and efficacy of a product for its proposed use. The specific types of data required and the regulations relating to these data differ depending on the territory, the drug involved, the proposed indication and the stage of development.

In general, new chemical entities are tested in animal models to determine whether the product is reasonably safe for initial human testing. Additional preclinical testing continues during the clinical development stage. Clinical trials for new products are typically conducted in three sequential phases that may overlap. Phase 1 trials typically involve the initial introduction of the pharmaceutical into healthy human volunteers and focus on testing for safety, dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. In the case of serious or life-threatening diseases, such as cancer, initial Phase 1 trials are often conducted in patients directly, with preliminary exploration of potential efficacy. Phase 2 trials involve clinical trials to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug. Phase 2 trials are typically closely monitored and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. Phase 3 trials are generally expanded, well-controlled clinical trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

In the United States, specific pre-clinical data, chemical data and a proposed clinical study protocol, as described above, must be submitted to the FDA as part of an Investigational New Drug application, or IND, which, unless the FDA objects, will become effective 30 days following receipt by the FDA. Phase 1 trials may commence only after the IND application becomes effective. Following completion of Phase 1 trials, further submissions to regulatory authorities are necessary in relation to Phase 2 and 3 trials to update the existing IND. Authorities may require additional preclinical or clinical data before allowing the trials to commence and could demand discontinuation of studies at any time if there are significant safety issues. In addition to regulatory review, a clinical trial involving human subjects has to be approved by an independent body. The exact composition and responsibilities of this body differ from country to country. In the United States, for example, each clinical trial is conducted under the auspices of an Institutional Review Board for any institution at which the clinical trial is conducted. This board considers among other factors, the design of the clinical trial, ethical factors, the safety of the human subjects and the possible liability risk for the institution.

Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the approval process. Failure to demonstrate adequately the quality, safety and efficacy of a therapeutic drug under development would delay or prevent regulatory approval of the product.

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In order to gain marketing approval, we must submit a new drug application, or NDA, for review by the FDA. The NDA must include a substantial amount of data and other information concerning safety and effectiveness the drug compound from laboratory, animal and clinical testing, as well as data and information manufacturing, product stability, and proposed product labeling.

There can be no assurance that if clinical trials are completed that we or any future collaborative partners will submit an NDA or similar applications outside of the United States for required authorizations to manufacture or market potential products, or that any such applications will be reviewed or approved in a timely manner. Approval of an NDA, if granted at all, can take several months to several years, and the approval process can be affected by a number of factors. Additional studies or clinical trials may be requested during the review and may delay marketing approval and involve unbudgeted costs. Regulatory authorities may conduct inspections of relevant facilities and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining approval for each product, in many cases each drug manufacturing facility must be approved. Further, inspections may occur over the life of the product. An inspection of the clinical investigation sites by a competent authority may be required as part of the regulatory approval procedure. As a condition of marketing approval, the regulatory agency may require post-marketing surveillance to monitor adverse effects, or other additional studies as deemed appropriate. After approval for the initial indication, further clinical studies are usually necessary to gain approval for additional indications. The terms of any approval, including labeling content, may be more restrictive than expected and could affect product marketability.

Holders of an approved NDA are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotional labeling for their products. Moreover, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess cGMP compliance. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. We expect to continue to rely upon third-party manufacturers to produce commercial supplies of any products which are approved for marketing. We cannot be sure that those manufacturers will remain in compliance with applicable regulations, or that future FDA inspections will not identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

Any of our future products approved by the FDA will likely be purchased principally by healthcare providers that typically bill various third-party payers, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare products and services provided to their patients. The ability of customers to obtain appropriate reimbursement for the products and services they provide is crucial to the success of new drug and biologic products. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products. Even if we were to develop a promising new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payers.

If the FDA approves any of our future products and reimbursement for those products is approved by any federal or state healthcare programs, then we will be subject to federal and state laws, such as the Federal False Claims Act, state false claims acts, the illegal remuneration provisions of the Social Security Act, and federal and state anti-kickback laws that govern financial and other arrangements among drug manufacturers and developers and the physicians and other practitioners or facilities that purchase or prescribe products. Among other things, these laws prohibit kickbacks, bribes and rebates, as well as other direct and indirect payments that are intended to induce the use or prescription of medical products or services payable by any federal or state healthcare program, and prohibit presenting a false or misleading claim for payment under a federal or state program. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in federal and state reimbursement programs and civil and criminal penalties. If we fail to comply, even inadvertently, with any of these requirements, we could be required to alter our operations, enter into corporate integrity, deferred prosecution or similar agreements with state or federal government agencies, and could become subject to significant civil and criminal penalties.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material legal proceedings, and to our knowledge none is threatened. There can be no assurance that future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on our financial position, results of operations or cash flows.

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Facilities

The Company’s laboratory and headquarters is located in Menlo Park, California. The laboratory and headquarters space is leased on a month-to month basis and is part of a shared facility.

MANAGEMENT

Executive Officers and Directors

Below are the names, ages and positions held with us of our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s)/Principal Occupation*
Simon Allen	49	Chief Executive Officer
Jeffrey F. Biunno	51	Chief Financial Officer, Secretary and Treasurer
Jon L. Stern	62	Chief Operating Officer, Director
Kenneth C. Cundy	58	Chief Scientific Officer
Albion J. Fitzgerald	69	Chairman of the Board of Directors
Dr. Nir Barzilai	61	Director
Dr. Pinchas Cohen	60	Director
Marc E. Goldberg	60	Director

*	The principal occupations of our non-employee directors are described in their respective biographical details below.

We have entered into a standard form of Proprietary Information and Inventions Assignment Agreement with each of our executive officers. These agreements include covenants prohibiting the employee party from disclosing or using our confidential information. None of our non-employee directors are a party to any non-competition or non-disclosure agreement with us, except that Drs. Barzilai and Cohen have agreed to certain non-disclosure obligations and restrictions on use of our proprietary information pursuant to consulting agreements.

Executive Officers

Simon Allen joined our Company as chief executive officer in March 2016. Prior to joining us, Mr. Allen was a consultant to Solstice Biologics, a biotechnology company focused on nucleic acid therapeutics. From March 2011 to January 2015, Mr. Allen served as the Chief Business Officer at Ambrx, Inc., a clinical stage biotechnology company, and was an advisor and consultant to that company from September 2010 to February 2011. From April 2008 to June 2010, he served in a variety of senior positions at Kalypsys, Inc., culminating in his role as Chief Executive Officer. Mr. Allen previously served as the Chief Commercial Officer of CovX from 2006 to 2008 and as the Vice President, Business and Corporate Development, of Nuvelo Inc. from 2004 to 2006. He previously held business development and analyst roles at SkyePharma PLC, Corixa Corporation (formerly Coulter Pharmaceuticals) and Burdett, Buckeridge and Young. Mr. Allen graduated from the University of Sydney with a B.S. in Biochemistry, Microbiology and Genetics and earned his M.B.A. from the Australian Graduate School of Management.

Jeffrey F. Biunno joined our Company in October 2013 as chief financial officer and was appointed secretary and treasurer in September 2014. Prior to joining CohBar, Mr. Biunno served as chief financial officer, secretary and treasurer of ManageIQ, Inc., a provider of global cloud IT systems management solutions, from March 2012 until its acquisition by Red Hat, Inc. in December 2012. From February 2009 until March 2012 Mr. Biunno served as vice president and worldwide controller of Dialogic Inc., a provider of mobile telecommunications network software and hardware enterprise solutions then listed on NASDAQ. Mr. Biunno founded Scalable Financial Solutions, LLC, a financial consulting firm, and operated it from March 2008 to January 2009. From February 2005 to March 2008, Mr. Biunno worked at Geller & Company, a financial services consulting firm. From 1997 to 2004, Mr. Biunno served as vice president and corporate controller of Novadigm, Inc. (NASDAQ: NVDM), an international provider of IT systems management solutions to Fortune 500 companies and government agencies. Mr. Biunno received a B.S. in accounting and an MBA in finance from Montclair State University. Mr. Biunno is a certified public accountant and a chartered global management accountant.

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Jon L. Stern served in senior strategic roles with our Company from August 2012 until he was named our chief executive officer in October 2013. He was also appointed to our board of directors in May 2014. In connection with the appointment of Simon Allen as our chief executive officer in March 2016, Mr. Stern assumed the role of chief operating officer. From 2009 to 2011 Mr. Stern served as chief operating officer of The Key Worldwide, a provider of college admissions preparation and coaching services in the U.S. and Asia. From 2006 to 2008, Mr. Stern served as executive vice president of Integrated China Media, a Guangzhou, China-based provider of digital entertainment content. From 2003 to 2008, Mr. Stern was a partner in Pacific Arts Group, a publisher of Chinese Contemporary Fine Art. Mr. Stern founded Digital Sparx in 1999, a distributor of digital entertainment content to movie-goers and served as president and chief executive officer of that company until 2002. In 1986 Mr. Stern founded Cine Coasters, Inc., a developer of sports stadium and movie theatre products, and served as its chief executive officer until its sale to a division of Liberty Media in 1998. Mr. Stern holds an MBA from the Marshall School of Business at the University of Southern California and a B.S. in Business Administration from The University of California, Berkeley.

Kenneth C. Cundy joined our Company as chief scientific officer in November 2014. From December, 2012 to November, 2014, Dr. Cundy served as the chief scientific officer for XenoPort, Inc., a biopharmaceutical company focused on the development of product candidates for the potential treatment of neurological disorders. He served XenoPort, Inc. as senior vice president of preclinical and clinical sciences from 2011 to 2012, as its vice president of preclinical development from 2004 to 2011, and as its vice president of biopharmaceutics from 2000 to 2004. From 1992 to 2000, Dr. Cundy was senior director of biopharmaceutics at Gilead Sciences, Inc. Prior to Gilead Sciences, from 1988 to 1992 Dr. Cundy was principal research investigator at Sterling Drug, a pharmaceutical division of Eastman Kodak Company. He received a B.S. in pharmacy from the University of Manchester and was registered as a pharmacist in the UK. He received a Ph.D. in pharmaceutical sciences from the University of Kentucky and postdoctoral training in biochemistry at the University of California, Berkeley.

Directors

Albion J. Fitzgerald has served as a member of our board of directors since May 2014 and was appointed as chairman in July 2014. Mr. Fitzgerald previously served as chief executive officer and chairman of the board of directors of ManageIQ, Inc., a provider of global cloud IT systems management solutions. Mr. Fitzgerald was appointed as a director of ManageIQ in 2007, and served as strategic consultant to the Company from 2007 until April 2012, and as chief executive officer and chairman of the board of directors from April 2012 until ManageIQ, Inc. was acquired by Red Hat, Inc. in December 2012. In 1992 Mr. Fitzgerald co-founded Novadigm, Inc. (NASDAQ: NVDM), an international provider of IT systems management solutions to Fortune 500 companies and government agencies with customers in 26 countries. He served as its chairman and chief technology officer from 1992 and chief executive officer from 1995 until its acquisition by Hewlett Packard in 2004. Prior to Novadigm, Mr. Fitzgerald founded and served as chief executive officer of Telemetrix, Inc., a provider of enterprise IT systems and network management solutions. From 1980 to 1989, Mr. Fitzgerald was a strategic technology consultant to New York University responsible for architecting, building and managing the university’s computer center and campus-wide multi-media network. Mr. Fitzgerald began his technology career at IBM in 1966. Our board of directors believes that Mr. Fitzgerald’s extensive experience in founding, funding and building emerging technology companies, the depth of his technology and business expertise, and his relevant experience as a director and officer of a publicly-traded enterprise software company make him a valuable contributor to our board of directors.

Dr. Nir Barzilai co-founded our Company in 2007 and has served as a member of our board of directors since our conversion to a Delaware corporation in 2009. Dr. Barzilai’s leadership in gerontology research and his experience overseeing numerous research programs related to diseases of aging and mitochondrial biology makes him an important contributor to our board of directors. Additional biographical information related to Dr. Barzilai is included under the heading “Our Founders and Scientific Advisors”.

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Dr. Pinchas Cohen co-founded our Company in 2007 and has served as a member of our board of directors since our conversion to a Delaware corporation in 2009. Our board of directors believes that Dr. Cohen’s leadership in gerontology research and his experience overseeing numerous research programs related to diseases of aging and mitochondrial biology makes him an important contributor to our board of directors. Additional biographical information related to Dr. Cohen is included under the heading “Our Founders and Scientific Advisors”.

Marc E. Goldberg joined our board of directors in November 2014. Mr. Goldberg is a Managing Director at BioVentures Investors, a life science focused venture and private equity investment firm that he co-founded in 1997. Prior to founding BioVentures, Mr. Goldberg served as the president and chief executive officer of the Massachusetts Biotechnology Research Institute from 1991 to 1997. From 1987 to 1991, Mr. Goldberg was the vice president of finance and corporate development, chief financial officer, and treasurer at Safer, Inc., a developer and manufacturer of biopesticides and related products. Prior to joining Safer, he served as the manager of business development at Genetics Institute. Mr. Goldberg was also Founding President of the Massachusetts Biotechnology Council and served four terms as its president and as a director from 1985 to 1997. He is currently a member of the Harvard Medical School Neuroscience Advisory Committee and he previously served as a member of the Beth Israel Deaconess Medical Center Research Advisory Committee of the board of directors. From 2002 to 2014 Mr. Goldberg served on the Board of Directors of Enanta Pharmaceuticals, Inc. (NASDAQ:ENTA), a biotechnology company engaged in developing small molecule drugs. He has also served as a director of a number of private companies within the biotechnology, pharmaceutical and medical technology industries. Mr. Goldberg received an A.B. from Harvard College, a J.D. from Harvard Law School and an MBA from Harvard Business School. Our board of directors believes that Mr. Goldberg’s extensive experience in growing and financing emerging biotechnology and pharmaceutical companies, as well as the depth of his business and financial expertise, make him a valuable contributor to our board of directors.

Jon L. Stern was appointed to our board of directors in May 2014. Our board of directors believes that Mr. Stern’s substantial experience as an entrepreneur and senior executive of growth stage companies as well as established businesses and his familiarity as an executive officer of our Company with the day-to-day operations of our business make him a valuable contributor to our board of directors. Additional biographical information related to Mr. Stern is included under the heading “Executive Officers”.

No family relationships exist among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of CohBar.

Cease Trade Orders, Bankruptcies and Penalties and Sanctions

None of our directors, executive officers or control persons is, or within the ten years prior to the date of this prospectus has been, (a) a director, chief executive officer or chief financial officer of any issuer (including us) that, (i) was subject to an order that was issued while that person was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after that person ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (b) a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days.

None of our directors, officers or control persons has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body which would be important to a reasonable investor making an investment decision.

None of our directors, officers or control persons (or a personal holding company of any such person) is, or within the ten years prior to the date of this prospectus has become, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

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Conflicts of Interest

Our directors and officers are or may be stockholders of other public companies, and may in the future become directors or officers of other public companies. Accordingly, conflicts of interest may arise between such persons’ duties as directors and officers of our company and their positions as directors and stockholders of such other companies. All such possible conflicts are required to be disclosed in accordance with the requirements of applicable corporate law and the directors and officers are required to act in accordance with the obligations imposed on them by law. See “Certain Related Party Transactions – Policies and Procedures for Related Party Transactions” below.

Board Composition

The number of members of our board of directors is currently fixed at five members, and may be modified from time to time by resolution of our board of directors. Our stockholders elect our board of directors to govern our business and affairs. Our board of directors selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our board of directors acts as an advisor to senior management, monitors their performance and reviews our strategies, financial objectives and operating plans. It also plans for management succession of our Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Director Independence

Our board of directors has determined to evaluate the independence of our directors by reference to NASDAQ Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) and National Instrument 52-110 – Audit Committees (NI 52-110). Our board of directors has determined that Messrs. Fitzgerald and Goldberg are independent under these standards. Our board of directors may meet independently of management as required. Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter is available on our website located at www.cohbar.com.

Compensation of Directors

On November 20, 2014, the board of directors approved compensation for Albion J. Fitzgerald and Marc E. Goldberg for their services to the Company as directors. Messrs. Goldberg and Fitzgerald are each entitled to an annual cash retainer of $15,000 and were each granted options to purchase up to 250,000 shares of common stock in connection with the initial adoption of the director compensation plan. Other than Messrs. Goldberg and Fitzgerald, none of our directors receive compensation specifically for their services as directors. All directors are entitled to reimbursement of ordinary expenses incurred in connection with attendance at meetings of our Board.

DIRECTOR COMPENSATION – YEAR ENDED DECEMBER 31, 2016

Name	Fees Earned or Paid in Cash($)	Option Awards($)	All Other Compensation($)(1)	Total($)
Nir Barzilai	-	-	42,000	42,000
Pinchas Cohen	-	-	42,000	42,000
Albion J. Fitzgerald(2)	15,000	-	-	15,000
Marc E. Goldberg(2)	15,000	-	-	15,000

(1)	Represents fees paid to Drs. Barzilai and Cohen for consulting services.

(2)	Messrs. Fitzgerald and Goldberg were appointed to our board of directors in May 2014 and November 2014, respectively.

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EXECUTIVE COMPENSATION

Compensation of our executive officers is designed to provide compensation that is competitive, as well as consistent with our early stage of development. Our board recognizes the need to provide a compensation package that will attract and retain qualified and experienced executives as well as align the compensation level of each executive to that executive’s level of responsibility. Our compensation arrangements are not divided formally into long-term and short-term plans; however as a general matter our compensation programs may include shorter term incentive compensation in the form of annual cash bonuses payable on achievement of individual and company performance goals that may be established from time to time, and longer term incentives through the grant of stock options with vesting over a period of years. We do not maintain a pension plan that provides for cash or other payments upon retirement.

Our board has not undertaken a formal evaluation of the implications of the risks associated with our compensation policies and practices. However, risk management is a consideration of our board when implementing our compensation program and the board does not believe that our compensation programs encourage unnecessary or inappropriate risk taking, including risks that are likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table provides certain summary information concerning the compensation awarded to, earned by or paid to (i) all persons serving as our Principal Executive Officer (PEO), and (ii) our two most highly compensated executive officers other than our PEO, who were serving as executive officers at the end of the last completed fiscal year (herein referred to as the “named executive officers”) for the fiscal years ended December 31, 2016 and 2015.

	Fiscal	Salary	Bonus		Option Awards(5)	All Other Compensation	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)
Simon Allen(1)	2016	268,077	-		1,209,655	-	1,477,732
Chief Executive Officer	2015	-	-		-	-	-

Jon L. Stern(2)	2016	250,000	83,875	(6)	-	11,835	345,710
Chief Operating Officer	2015	250,000	84,375	(6)	-	15,780	350,155

Jeffrey F. Biunno(3)	2016	200,000	50,000	(7)	-	-	250,000
Chief Financial Officer	2015	200,000	50,000	(7)	-	-	250,000

Kenneth C. Cundy(4)	2016	300,000	75,000	(7)	-	-	375,000
Chief Scientific Officer	2015	300,000	75,000		-	-	375,000

(1)	Mr. Allen was appointed as our Chief Executive Officer in March 2016.

(2)	Mr. Stern served as our Chief Strategy Officer from May 1, 2012, and as our Chief Executive Officer from October 2013 until his appointment as our Chief Operating Officer on March 7, 2016. “Other Compensation” reflects cash payments made to Mr. Stern in lieu of participation in the Company’s health plan.

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(3)	Mr. Biunno was appointed as our Chief Financial Officer in October 2013.

(4)	Dr. Cundy was appointed as Chief Scientific Officer in November 2014.

(5)	Reflects the aggregate grant date fair value of the applicable stock option, calculated in accordance with Accounting Standards Codification Topic 718.

(6)	Mr. Stern is eligible for a discretionary bonus, the amount of which is paid based on evaluation of his performance during the reviewed period, up to a maximum amount of $87,500 for performance over an annual period. In October 2015, Mr. Stern was awarded a bonus of $75,000 in respect of the annual performance period ended April 2015. In January 2017, Mr. Stern’s performance was reviewed for a performance period beginning in April 2015 and ending on December 31, 2016. Mr. Stern was awarded a bonus of $149,500, equivalent to 100% of his annual target bonus potential earned over the period of approximately 21 months. The amount reported in the bonus column for 2016 reflects a pro-rated portion of the $149,500 bonus paid to Mr. Stern attributable to his service in fiscal 2016. The amount reported in the bonus column for fiscal 2015 reflects (i) a pro-rated portion the $75,000 bonus paid to Mr. Stern attributable to his service in fiscal 2015, and (ii) a pro-rated portion of the $149,500 bonus paid to Mr. Stern attributable to his service in fiscal 2015. The bonus earned by Mr. Stern for the annual period ended April 2015 was paid in 2016. The bonus earned by Mr. Stern for the period April 2015 through December 2016 was paid in 2017.

(7)	The bonus earned by Mr. Biunno in 2015 was paid in 2016, and bonuses earned by Messrs. Biunno and Cundy in 2016 were paid in 2017.

Executive Employment Agreements

Simon Allen. We entered into an Executive Employment Agreement with Mr. Allen, dated March 7, 2016, which sets forth conditions of Mr. Allen’s at-will employment with our company. Mr. Allen also executed the Company’s standard form of Proprietary Information and Inventions Assignment Agreement. The Executive Employment Agreement entitles Mr. Allen to a base salary of $340,000 annually, and eligibility for an annual bonus of up to forty percent (40%) of his annual salary, payable at the discretion of the board of directors upon achievement of performance targets established by the board of directors from time to time. Mr. Allen also was granted options to purchase up to an aggregate of 1,456,000 shares of our common stock at an exercise price of $1.55. 1,132,000 shares subject to the option award will become vested and exercisable in installments based on Mr. Allen’s continued employment on periodic vesting dates over a four (4) year term. 324,000 shares subject to the option award vest based both on Mr. Allen’s continued service through the relevant vesting dates during the four (4) year vesting term and the achievement of performance criteria established in connection with the option award. The Executive Employment Agreement entitles Mr. Allen to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for good reason as defined in the Executive Employment Agreement. Upon such termination of Mr. Allen’s employment he would be entitled to a severance payment equal to seventy-five percent of his then current base salary, and reimbursement for any COBRA coverage elected by Mr. Allen for himself and the members of his immediate family for a period of nine (9) months following such termination. Additionally, any options that would have vested during the twelve (12) month period immediately following his termination date would vest and become exercisable immediately. If, however, Mr. Allen’s termination without cause or resignation with “good reason” occurs within 12 months following a change in control of the company, then the severance amount payable to him would be increased to 100% of his then current base salary, COBRA reimbursement would extend for a period of 12 months, and vesting of up to 100% of the options subject to the option award would be accelerated.

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Jon L. Stern. We entered into an Executive Employment Agreement with Mr. Stern, dated April 11, 2014, which sets forth conditions of Mr. Stern’s at-will employment with our company. Mr. Stern also executed the Company’s standard form of Proprietary Information and Inventions Assignment Agreement. Mr. Stern’s current base salary is $250,000 annually, and he is eligible under the agreement for an annual bonus of up to thirty-five percent (35%) of his annual salary, payable at the discretion of the board of directors upon achievement of performance targets established by the board of directors from time to time. The Executive Employment Agreement entitles Mr. Stern to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for good reason as defined in the Executive Employment Agreement. Upon any such termination of Mr. Stern’s employment he would be entitled to a severance payment equal to fifty percent (50%) of his then current base salary, and reimbursement for any COBRA coverage elected by Mr. Stern for himself and the members of his immediate family for a period of six months following such termination. Additionally, any options that would have vested during the twelve (12) month period immediately following his termination date would vest and become exercisable immediately. On April 9, 2014 Mr. Stern was granted options to purchase 478,245 shares of our common stock at an exercise price of $0.26. The options vest and become exercisable over 36 equal monthly installments commencing May 1, 2013. Pursuant to the Stock Option Agreement applicable to Mr. Stern’s award and our 2011 Equity Incentive Plan, the options immediately vest and become exercisable under certain circumstances, including a change of control.

Jeffrey F. Biunno. We entered into an Executive Employment Agreement with Mr. Biunno, dated November 27, 2013, which, as amended on July 11, 2016, sets forth certain conditions of Mr. Biunno’s at-will employment with the Company. Mr. Biunno also executed the Company’s standard form of Proprietary Information and Inventions Assignment Agreement. The Executive Employment Agreement entitles Mr. Biunno to a base salary of $200,000 annually, and eligibility for an annual bonus of up to $50,000 payable at the discretion of the board of directors upon achievement of performance targets established by the board of directors. The Executive Employment Agreement entitles Mr. Biunno to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for good reason as defined in the Executive Employment Agreement. Upon any such termination of Mr. Biunno’s employment he would be entitled to a severance payment in an aggregate gross amount equal to fifty percent (50%) of his then current base salary, and reimbursement for any COBRA coverage elected by Mr. Biunno for himself and the members of his immediate family for a period of six months following such termination. Additionally, any options that would have vested during the twelve (12) month period immediately following his termination date would vest and become exercisable immediately. On April 9, 2014 Mr. Biunno was granted options to purchase 364,377 shares of our common stock at an exercise price of $0.26 per share. 236,845 shares subject to the option grant vest based solely on Mr. Biunno’s continued service. One quarter (1/4) of such shares vested and became exercisable on October 31, 2014 and the remaining shares subject to the option will vest in 36 monthly installments thereafter. 127,532 shares subject to the option grant vest based both on Mr. Biunno’s continued service through the relevant vesting date and completion of our initial public offering. As our initial public offering was completed in January 2015, one quarter (1/4) of shares subject to the option became vested on October 31, 2014, and the remaining shares subject to the option become exercisable in 36 monthly installments thereafter. Pursuant to the Stock Option Agreement applicable to Mr. Biunno’s award and our 2011 Equity Incentive Plan, the options immediately vest and become exercisable under certain circumstances, including a change of control.

Kenneth C. Cundy. We entered into an Executive Employment Agreement with Kenneth Cundy, dated November 17, 2014, which sets forth certain conditions of Dr. Cundy’s at-will employment with the Company as the Company’s Chief Scientific Officer. Dr. Cundy also executed the Company’s standard form of Proprietary Information and Inventions Assignment Agreement. The Executive Employment Agreement entitles Dr. Cundy to a base salary of $300,000 annually, and eligibility for an annual bonus of up to $75,000 payable at the discretion of the board of directors upon achievement of performance targets established by the board of directors. Dr. Cundy was also granted options to purchase up to 860,000 shares of our common stock at an exercise price of $0.73 per share. One quarter (1/4) of those options will vest and become exercisable on the first (1st) anniversary of Dr. Cundy’s first date of employment and the remaining shares subject to the option will vest in thirty-six (36) equal monthly installments thereafter. The Executive Employment Agreement entitles Dr. Cundy to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for good reason as defined in the Executive Employment Agreement. Upon any such termination of Dr. Cundy’s employment he would be entitled to a severance payment equal to fifty percent (50%) of his then current base salary, and reimbursement for any COBRA coverage elected by Dr. Cundy for himself and the members of his immediate family for a period of six months following such termination. Additionally, any options that would have vested during the twelve (12) month period immediately following his termination date would vest and become exercisable immediately. Pursuant to the Stock Option Agreement applicable to Dr. Cundy’s award and our 2011 Equity Incentive Plan if, upon or at any time following a following a change in control of the company, Dr. Cundy’s employment is terminated without cause or he resigns for “good reason,” then vesting of all of the options subject to the option award would be accelerated.

47

Other Benefits and Perquisites

Historically, we have not provided perquisites or other personal benefits to our executive officers. We do not have a pension plan that provides for payments to any of our executives at, following, or in connection with retirement and do not plan to establish one in the near future. We may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth certain information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2016.

		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)
Jon L. Stern	4/11/2014	478,245	-	0.26	4/11/2024
Jeffrey F. Biunno	4/09/2014(2)	288,496	75,881	0.26	4/09/2024
Kenneth C. Cundy	11/20/2014(3)	447,925	412,075	0.73	11/20/2024
Simon Allen	3/07/2016(4)	-	1,132,000	1.55	3/07/2026

(1)	All of the options identified are subject to the provisions of the 2011 Equity Incentive Plan and the applicable option award agreement, and have a maximum term of ten years.

(2)	Options vest based on continued service, with one quarter of such options vesting on October 31, 2014 and the remaining shares subject to the option vesting in thirty-six monthly installments thereafter.

(3)	Options vest based on continued service, with one quarter of such options vesting on November 17, 2015 and the remaining shares subject to the option vesting in thirty-six monthly installments thereafter.

(4)	Options vest based on continued service, with one quarter of such options vesting on March 7, 2017 and the remaining shares subject to the option vesting in thirty-six monthly installments thereafter.

The Company has outstanding stock options under the 2011 Equity Incentive Plan. Outstanding employee stock options are subject to the provisions of the 2011 Equity Incentive Plan and the applicable option award agreement. Employee stock options vest over periods ranging between two and four years, and have a maximum term of ten years.

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Options to Purchase Securities

The following table sets out, as of the date of this prospectus, information regarding outstanding options to purchase shares of our common stock which have been granted to our directors, executive officers, employees, consultants and past directors, executive officers, employees and consultants.

Relationship to the Company	Number of Options(1)	Securities Under Option	Grant Date	Expiry Date(2)	Weighted Average Exercise Price(3)
All executive officers and past executive officers (4 individuals in total)	3,833,622	Common Stock	April 9, 2014 to January 29, 2017	April 9, 2024 to January 29, 2027	$1.23

All directors and past directors who are not also executive officers (2 individuals in total)	600,000	Common Stock	November 20, 2014 to January 29, 2017	November 20, 2014 to January 29, 2027	$1.01

All other employees or past employees of CohBar, Inc. (6 individuals in total)	596,000	Common Stock	April 9, 2014 to January 29, 2017	April 9, 2024 to January 29, 2027	$1.40

All consultants and past consultants of CohBar, Inc. (6 individuals in total)	568,875	Common Stock	April 2, 2012 to August 7, 2017	April 2, 2022 to August 7, 2027	$0.74

(1)	Represents the aggregate number of shares issuable upon exercise of all outstanding options held by the group. All options are granted under our 2011 Equity Incentive Plan.

(2)	All options granted under our 2011 Equity Incentive Plan expire ten years from the date of grant.

(3)	Represents the weighted average exercise price of all outstanding options held by the members of the group. Individual exercise prices per share range from $0.05 to $2.40

Severance and Change of Control Agreements

Other than those provisions contained in the executive employment agreements with Messrs. Allen, Stern, Biunno and Dr. Cundy, we do not have any severance or change in control agreements with any of our executive officers. The severance provisions for Mr. Allen entitles him to a severance payment equal to seventy five percent (75%) of his then current annual base salary in certain events of termination. The severance provisions for Messrs. Stern and Biunno and Dr. Cundy provide that each is entitled to a severance payment equal to fifty percent (50%) of his then current annual base salary in certain events of termination. Additionally, Messrs. Allen, Biunno and Stern and Dr. Cundy are each entitled to vesting acceleration of any options that would have become exercisable during the 12 months following such termination and reimbursement for any COBRA coverage elected for themselves and the members of their immediate families for a period of nine months, for Mr. Allen, and six months, for Messrs. Stern and Biunno and Dr. Cundy, following the applicable date of termination.

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Stock options and other awards under our Amended and Restated 2011 Equity Incentive Plan, as amended from time to time (the “Plan”), may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the agreement applicable to the option or award, or as may be provided in any other written agreement between us and the awardee, or as may be determined by the administrator, but in the absence of such provision, no such acceleration shall occur. The Plan defines a change in control as the occurrence, in a single transaction or a series of related transactions of any of the following events: (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities that represent 50% or more of the total voting power represented by all of our then-outstanding voting securities (except for any such change in beneficial ownership occurring as a result of a private financing transaction that was approved by our board of directors); (ii) a merger, consolidation or similar transaction after consummation of which our stockholders immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of our assets.

Compensation Committee Interlocks and Insider Participation

As of the date of this prospectus, the Compensation Committee is comprised of two independent directors, Messrs. Fitzgerald and Goldberg, each of whom were appointed to the committee upon the effective date of our initial public offering in January 2015. None of the members of the committee have a relationship with CohBar, other than as directors and stockholders. No member of the Compensation Committee is or was formerly an officer or an employee of CohBar. None of our executive officers served, during the year ended December 31, 2016, as a member of the compensation committee or on the board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or the Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than the compensation arrangements discussed in the sections entitled “Employment Agreements”, there were no transactions with any related persons (as that term is defined in Item 404 of Regulation S-K) since the beginning of our last fiscal year, or the fiscal year preceding our last fiscal year, or any currently proposed transaction in which we were or are to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

Drs. Cohen and Barzilai each provide consulting services to our company pursuant to agreements that provide for annual compensation of $42,000. Each agreement provides for an annual service term and can be extended by mutual consent of both parties. The service term under the agreement with Dr. Cohen expired in September 2015, and the service term under the agreement with Dr. Barzilai expired in November 2015. We continue to compensate Drs. Cohen and Barzilai, and they continue to provide services, under the terms of these consulting agreements and discussions are ongoing regarding the potential terms of new consulting agreements.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board’s role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its committees providing oversight as necessary in connection with those efforts.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of September 26, 2017, the most recent practicable date for computing beneficial ownership, by:

●	each of our named executive officers;

●	each of our directors;
●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Applicable percentage ownership is based on 39,295,794 shares of our common stock issued and outstanding as of September 26, 2017. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options and warrants held by such persons that are currently exercisable or convertible, or will be exercisable or convertible within 60 days of September 26, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Simon Allen(2)	491,880	1.24%
Pinchas Cohen	5,449,703	13.87%
Nir Barzilai(3)	5,078,516	12.92%
Jon Stern(4)	1, 996,885	4.92%
Jeffrey Biunno(5)	373,377	*
Albion Fitzgerald(6)	2,377,816	6.01%
Marc Goldberg(7)	220,834	*
Kenneth Cundy(8)	655,000	1.64%
Directors and executive officers as a group (8 people)	16,644,011	42.09%

(1)	The address for each director and executive officer is c/o CohBar, Inc., 1455 Adams Drive, Suite 2050, Menlo Park, CA 94025.

(2)	Shares beneficially owned include (i) 471,680 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017 and (ii) 10,000 shares of common stock subject to currently exercisable warrants.

(3)	Shares beneficially owned includes 17,000 shares of common stock subject to currently exercisable warrants.

(4)	Shares beneficially owned include: (i) 517,828 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017, (ii) 879,057 shares of common stock subject to currently exercisable warrants and (iii) 22,000 shares of common stock held in accounts of Mr. Stern’s children.

(5)	Shares beneficially owned include: (i) 364,377 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017, (ii) 4,000 shares of common stock subject to currently exercisable warrants and (ii) 1,000 shares of common stock held in an account of Mr. Biunno’s daughter.

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(6)	Shares beneficially owned include: (i) 173,649 shares of common stock subject to currently exercisable warrants and (ii) 287,500 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017.

(7)	Shares beneficially owned include: (i) 16,667 shares of common stock subject to currently exercisable warrants and (ii) 187,500 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017.

(8)	Shares beneficially owned include 645,000 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017.

*	less than 1.0%

SELLING STOCKHOLDERS

The following table was prepared based on information provided to us as of September 26, 2017, updated to the date of this prospectus, on the basis of information available to us on that date, and details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. The selling stockholders may sell up to 6,876,106 shares of our common stock under this prospectus, comprised of (i) 3,438,053 shares of common stock and (ii) 3,438,053 shares issuable upon exercise of common stock purchase warrants purchased by the selling stockholders in a private placement (the “Warrants”). Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Ownership After Completion of Offering (2)(3)
Reema Neil Mehta (6)	100,000	100,000	-	-
Brian Bayley (7)	350,000	350,000	-	-
Eric Hemel (8)	460,000	160,000	300,000	*
Barbara Morgen Grantor Irrevocable Trust (9)	160,000	160,000	-	-
KRE Trust (10)	200,000	100,000	100,000	*
Code Consulting Ltd. (11)	650,000	200,000	450,000	1.15%
Jill Ann Anderson (12)	1,376,562	100,080	1,276,482	3.24%
Robert Anderson (13)	1,376,562	100,080	1,276,482	3.24%
Blair Stribley (14)	400,000	100,000	300,000	*
Brian McAlister (15)	197,000	100,000	97,000	*
MFP-2000, LP (16)	1,333,340	1,333,340	-	-
David A. Vella (17)	133,336	133,336	-	-

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Ownership After Completion of Offering (2)(3)
Monchek and Associates Inc. Profit Sharing Plan A (18)	93,368	86,668	6,700	*
Mason Monchek (19)	26,668	26,668	-	-
Karin L. Monchek (20)	43,000	40,000	3,000	*
Mark Monchek (21)	33,336	33,336	-	-
Pete Monchek (22)	150,000	140,000	10,000	*
Maia Monchek (23)	26,668	26,668	-	-
The O'Donnell Family Trust (24)	175,000	100,000	75,000	*
Mark G. Pandapas (25)	100,000	100,000	-	-
Keith F. Pinsoneault (26)	100,000	100,000	-	-
Steven P. Carroll and Jessica L. Carroll 1998 Trust (27)	275,000	100,000	175,000	*
Heren Living Trust DTD 10/5/2000 (28)	33,336	33,336	-	-
Michael Cantor (29)	133,334	133,334	-	-
Jeffrey Biunno (4)(30)	373,377	8,000	365,377	*
Howard-Canini Rev. Living Trust DTD 06/16/05 (31)	137,000	100,000	37,000	*
Diamond Belgian Partners LP (32)	245,000	140,000	175,000	*
Thomas W. Anderson (33)	70,000	70,000	-	-
Marco & Sabrina Hellman Family Trust (34)	1,075,000	200,000	875,000	2.23%
Hellman Children's LLC (35)	416,668	66,668	350,000	*
Nir Barzilai (5)(36)	5,078,516	34,000	5,044,516	12.84%
Miriam Hinrich (37)	333,334	333,334	-	-
Zack Family 2010 GST Exempt Trust (38)	100,000	100,000	-	-
Peter B. Cancelmo (39)	10,000	10,000	-	-
Linda Myerson Living Trust (40)	166,668	166,668	-	-
Rod W. Dean (41)	33,334	33,334	-	-
PENSCO Trust Company LLC, Custodian FBO Floyd R Ganassi SEP IRA (42)	310,000	160,000	150,000	*
Jonathan Ben-Zion Carni (43)	100,000	100,000	-	-
Hilary H. Davis Beneficiary Craig Hope (DECD) WFCS Custodian Bene Trad IRA (44)	100,000	100,000	-	-
Marc E. Goldberg (5)(45)	220,834	33,334	187,500	*

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Ownership After Completion of Offering (2)(3)
PENSCO Trust Company Custodian FBO Karen J. Fairty, Roth IRA (46)	100,000	100,000	-	-
Thomas A. Katilius (47)	891,900	60,000	831,900	2.12%
Emmanuel Gerondaras (48)	200,000	200,000	-	-
Albion J. Fitzgerald (5)(49)	2,377,816	333,334	2,044,482	5.16%
Jon Stern (4)(5)(50)	1,996,885	150,000	1,846,885	4.55%
Gerard Price (51)	200,000	200,000	-	-
Mark Drozdov and Victoria Drozdov (52)	133,334	133,334	-	-
Simon Allen (4)(53)	491,880	20,000	471,880	1.19%
William C. Layton, Jr. (54)	14,000	14,000	-	-
Mark J. Blumenthal (55)	224,168	66,668	157,500	*
Marshall G. Berol (56)	20,000	20,000	-	-
The Feldman Family Trust (57)	40,000	40,000	-	-
Allen Family Superannuation Fund (58)	55,416	26,666	28,750	*
Clearwater Investment Club (59)	100,000	100,000	-	-

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.

(2)	This percentage is based upon 39,295,794 shares issued and outstanding as of September 26, plus the additional shares that the selling stockholder is deemed to beneficially own.

(3)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(4)	The selling stockholder is an officer of the Company.

(5)	The selling stockholder is a director of the Company.

(6)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

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(7)	Represents (i) 175,000 shares of common stock and (ii) 175,000 shares of common stock underlying currently exercisable warrants.

(8)	Shares of common stock included in the prospectus represents 80,000 shares of common stock.

(9)	Represents 160,000 shares of common stock underlying currently exercisable warrants.

(10)	Represents (i) 150,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Kurt Maier is the beneficial owner of securities held of record by the KRE Trust.

(11)	Shares of common stock included in the prospectus represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying currently exercisable warrants. Lance Tracey is the sole shareholder and beneficial owner of securities held of record by Code Consulting Ltd.

(12)	Shares of common stock owned prior to the offering includes currently exercisable warrants to purchase 90,000 shares of common stock, which such warrant shares are not included in the prospectus. Shares of common stock included in the prospectus represents (i) 33,340 shares of common stock and 33,340 shares of common stock underlying currently exercisable warrants held of record by Jill Ann Anderson Charles Schwab Cust SEP-IRA and (ii) 16,700 shares of common stock and 16,700 shares of common stock underlying currently exercisable warrants held of record by Anderson Living Trust U/A DTD 08/20/1999. Jill Ann Anderson is a beneficial owner of those securities beneficially owned by her husband, Robert Anderson.

(13)	Shares of common stock owned prior to the offering includes currently exercisable warrants to purchase 90,000 shares of common stock, which such warrant shares are not included in the prospectus. Shares of common stock included in the prospectus represents (i) 33,340 shares of common stock and 33,340 shares of common stock underlying currently exercisable warrants held of record by Jill Ann Anderson Charles Schwab Cust SEP-IRA and (ii) 16,700 shares of common stock and 16,700 shares of common stock underlying currently exercisable warrants held of record by Anderson Living Trust U/A DTD 08/20/1999. Robert Anderson is a beneficial owner of those securities beneficially owned by his wife, Jill Ann Anderson.

(14)	Shares of common stock included in the prospectus represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(15)	Shares of common stock owned prior to the offering includes currently exercisable warrants to purchase 140,000 shares of common stock, which such warrant shares are not included in the prospectus. Shares of common stock included in the prospectus represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(16)	Represents (i) 666,670 shares of common stock and (ii) 666,670 shares of common stock underlying currently exercisable warrants. Nitin T. Mehta, Meena M. Mehta, Neil N. Mehta and Nayan N. Mehta are the beneficial owners of the securities held of record by MFP-2000, L.P.

(17)	Includes (i) 46,668 shares of common stock and 46,668 shares of common stock underlying currently exercisable warrants held of record by Pensco Trust Company LLC - custodian FBO David A. Vella SEP IRA, and (ii) 20,000 shares of common stock and 20,000 shares of common stock underlying currently exercisable warrants held of record by The Vella Family Trust UA July 2, 2004.

(18)	Shares of common stock included in the prospectus represents (i) 43,334 shares of common stock and (ii) 43,334 shares of common stock underlying currently exercisable warrants.

(19)	Represents (i) 13,334 shares of common stock and (ii) 13,334 shares of common stock underlying currently exercisable warrants.

(20)	Shares of common stock included in the prospectus represents (i) 10,000 shares of common stock and 10,000 shares of common stock underlying currently exercisable warrants included in this prospectus and registered in the name of Karin L. Monchek, and (ii) 10,000 shares of common stock and 10,000 shares of common stock underlying currently exercisable warrants included in the prospectus and held of record by Pensco Trust Company LLC - custodian FBO Karin L. Monchek Roth IRA.

(21)	Represents (i) 16,668 shares of common stock and (ii) 16,668 shares of common stock underlying currently exercisable warrants.

(22)	Shares of common stock included in the prospectus represent (i) 23,334 shares of common stock and 23,334 shares of common stock underlying currently exercisable warrants included in this prospectus and registered in the name of Pete Monchek, and (ii) 46,666 shares of common stock and 46,666 shares of common stock underlying currently exercisable warrants included in the prospectus and held of record by Pensco Trust Company LLC, Custodian FBO Pete C. Monchek Roth IRA

55

(23)	Represents (i) 13,334 shares of common stock and (ii) 13,334 shares of common stock underlying currently exercisable warrants.

(24)	Shares of common stock included in the prospectus represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(25)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(26)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(27)	Shares of common stock included in the prospectus represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Steven P. Carroll and Jessica L. Carroll are the beneficial owners of securities held of record by the Steven P. Carroll and Jessica L. Carroll 1998 Trust.

(28)	Represents (i) 16,668 shares of common stock and (ii) 16,668 shares of common stock underlying currently exercisable warrants. Michael A. Heren and Antonie E. Heren are the beneficial owners of securities held of record by the Heren Living Trust DTD 10/5/2000.

(29)	Represents (i) 66,667 shares of common stock and (ii) 66,667 shares of common stock underlying currently exercisable warrants.

(30)	Shares of common stock owned prior to the offering represents (i) 364,377 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017 and 1,000 shares of common stock held in an account of Mr. Biunno’s daughter. Shares of common stock included in the prospectus represents (i) 4,000 shares of common stock and (ii) 4,000 shares of common stock underlying currently exercisable warrants.

(31)	Shares of common stock included in the prospectus represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Anthony P. Canini and Isa Howard are the beneficial owners of securities held of record by the Howard-Canini Rev. Living Trust DTD 06/16/05.

(32)	Shares of common stock included in the prospectus represents (i) 70,000 shares of common stock and (ii) 70,000 shares of common stock underlying currently exercisable warrants.

(33)	Represents (i) 70,000 shares of common stock and (ii) 70,000 shares of common stock underlying currently exercisable warrants.

(34)	Shares of common stock included in the prospectus represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying currently exercisable warrants.

(35)	Shares of common stock included in the prospectus represents (i) 33,334 shares of common stock and (ii) 33,334 shares of common stock underlying currently exercisable warrants.

(36)	Shares of common stock included in the prospectus represents (i) 17,000 shares of common stock, and (ii) 17,000 shares of common stock underlying currently exercisable warrants.

(37)	Represents (i) 166,667 shares of common stock and (ii) 166,667 shares of common stock underlying currently exercisable warrants.

(38)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Martin Zack, Nathan Zack and Alana Zack are the beneficial owners of securities held of record by the Zack Family 2010 GST Exempt Trust.

56

(39)	Represents (i) 5,000 shares of common stock and (ii) 5,000 shares of common stock underlying currently exercisable warrants.

(40)	Represents (i) 83,334 shares of common stock and (ii) 83,334 shares of common stock underlying currently exercisable warrants. Linda Myerson Dean is the beneficial owner of securities held of record by the Linda Myerson Living Trust.

(41)	Represents (i) 16,667 shares of common stock and (ii) 16,667 shares of common stock underlying currently exercisable warrants.

(42)	Shares of common stock included in the prospectus represents (i) 80,000 shares of common stock and (ii) 80,000 shares of common stock underlying currently exercisable warrants.

(43)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants.

(44)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Hilary H. Davis is the beneficial owner of securities held of record by Hilary H. Davis Beneficiary Craig Hope (DECD) WFCS Custodian Bene Trad IRA.

(45)	Shares of common stock owned prior to the offering include 187,500 of common stock subject to stock options exercisable within 60 days of September 26, 2017. Shares of common stock included in this prospectus represents (i) 16,667 shares of common stock and (ii) 16,667 shares of common stock underlying currently exercisable warrants held of record by PENSCO Trust Company, LLC Custodian FBO Marc E Goldberg IRA.

(46)	Represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying currently exercisable warrants. Karen J. Fairty is the beneficial owner of securities held of record by PENSCO Trust Company Custodian FBO Karen J. Fairty, Roth IRA.

(47)	Shares of common stock included in the prospectus represents 30,000 shares of common stock and 30,000 shares of common stock underlying currently exercisable warrants included in the prospectus and held of record by PENSCO Trust Company Custodian FBO Thomas A Katilius, Roth IRA.

(48)	Represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying currently exercisable warrants.

(49)	Shares of common stock owned prior to the offering includes (i) 6,982 shares of common stock underlying currently exercisable warrants, which such warrants are not registered under this prospectus, and (ii) 287,500 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017. Shares of common stock included in this prospectus represents (i) 166,667 shares of common stock and (ii) 166,667 shares of common stock underlying currently exercisable warrants.

(50)	Shares of common stock owned prior to the offering includes (i) 804,057 shares of common stock underlying currently exercisable warrants, which such warrants are not registered under this prospectus, (ii) 517,828 shares of common stock subject to stock options exercisable within 60 days of September 26, 2017, and (iii) 22,000 shares of common stock held in accounts of Mr. Stern’s children. Shares of common stock included in this prospectus represents (i) 75,000 shares of common stock and (ii) 75,000 shares of common stock underlying currently exercisable warrants.

(51)	Represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying currently exercisable warrants.

(52)	Represents (i) 66,667 shares of common stock and (ii) 66,667 shares of common stock underlying currently exercisable warrants.

57

(53)	Shares of common stock owned prior to the offering includes 17,000 shares of common stock underlying currently exercisable warrants, which such warrants are not registered under this prospectus. Shares of common stock included in this prospectus represents (i) 10,000 shares of common stock and (ii) 10,000 shares of common stock underlying currently exercisable warrants.

(54)	Represents (i) 7,000 shares of common stock and (ii) 7,000 shares of common stock underlying currently exercisable warrants.

(55)	Shares of common stock included in the prospectus represents (i) 33,334 shares of common stock and (ii) 33,334 shares of common stock underlying currently exercisable warrants held of record by The Blumenthal Living Trust. Mark J. Blumenthal and Susan O. Blumenthal are the beneficial owners of The Blumenthal Living Trust.

(56)	Represents (i) 10,000 shares of common stock and (ii) 10,000 shares of common stock underlying currently exercisable warrants.

(57)	Represents (i) 20,000 shares of common stock and (ii) 20,000 shares of common stock underlying currently exercisable warrants. Andrew Feldman and Jeri Feldman are the beneficial owners of The Feldman Family Trust.

(58)	Represents (i) 13,333 shares of common stock and (ii) 13,333 shares of common stock underlying currently exercisable warrants. Kenneth Craig Allen and Jill Sherwood Allen are the beneficial owners of the securities held of record by Allen Family Superannuation Fund.

(59)	Represents (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying currently exercisable warrants. Ernest Gray Bonkowski and Trevor Raps are the beneficial owners of securities held of record by Clearwater Investment Club.

*	Less than 1%, unless otherwise specified.

None of the selling stockholders, other than those identified by disclosure above, has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling stockholders are offering from time to time 6,876,106 shares of our common stock, of which shares 3,438,053 shares are currently outstanding and 3,438,053 are issuable upon the exercise of the Warrants. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the Commission;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

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The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we had an aggregate of 39,295,794 shares of our common stock outstanding. Our outstanding capital stock was held by 92 stockholders of record as of the date of this prospectus.

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Additionally, as of such date, there were:

●	5,598,497 shares of common stock issuable upon exercise of options granted under our 2011 Equity Incentive Plan, with a weighted average exercise price of $1.18 per share;

●	13,964 shares issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $0.50 per share;

●	797,075 shares issuable upon exercise of the common stock purchase warrants issued at an exercise price of $0.26 per share;

●	15,596 shares issuable upon exercise of a common stock purchase warrant at an exercise price of $0.99 per share;

●	125,000 shares issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $1.15 per share;

●	180,000 shares issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $1.99 per share; and

●	3,438,053 shares issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $2.25 per share, which shares may be resold by the selling stockholders from time to time under this prospectus.

Common Stock

Dividend Rights

Subject to any preferences that may be applicable to any then outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends of cash, property or shares of our capital stock that we pay or distribute out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. For further information on our dividend policy, see “Dividend Policy” above.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held by such holder on all matters on which stockholders generally are entitled to vote, provided that holders of common stock are not entitled to vote on amendments to our second amended and restated certificate of incorporation related solely to the terms of one or more outstanding series of preferred stock if the holders of such series are entitled to vote thereon, unless required by law. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, subject to the preferences that may be applicable to any then outstanding shares of preferred stock, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of our dissolution or liquidation, whether voluntary or involuntary, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and subject to any preferential or other rights of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

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Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Stock Options

As of the date of this prospectus, we had options outstanding under our Amended and Restated 2011 Stock Plan to purchase an aggregate of 5,598,497 shares of our common stock, with a weighted-exercise price of $1.18 per share.

Transfer Agent and Registrar

The main transfer agent and registrar for our common stock is CST Trust Company in Vancouver, British Columbia, and the co-transfer agent and co-registrar for our common stock is American Stock Transfer & Trust Company, LLC in New York, New York. The agent and registrar for our warrants is CST Trust Company in Vancouver, British Columbia.

Stock Exchange Listing

Our common stock is traded on the TSX-V under the symbol “COB.U” and on the OCTQX under the symbol “CWBR.” The warrants will not be listed on any exchange or quotation system.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

FOR NON-U.S. HOLDERS OF COMMON STOCK

INVESTORS CONSIDERING THE PURCHASE OF THE SHARES OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF NON-U.S., STATE OR LOCAL LAWS, AND TAX TREATIES.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non U.S. status on a Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

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Net Operating Losses

U.S. Income Tax laws impose special rules regarding the utilization of net operating losses in cases of some reorganizations and ownership changes. These rules can limit the amount of net operating losses that may be used to offset income after a corporation has undergone an ownership change. Investors should be aware that net operating losses that are, or may be, accumulated in the Company are subject to these rules. Limitations of net operating losses can lessen the value of the Company upon sale or other ownership changes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SHARES OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The legality of the securities being offered by this prospectus will be passed upon for us by Garvey Schubert Barer, Seattle, Washington.

EXPERTS

Our financial statements as of December 31, 2016 and 2015, and for the years then ended, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the securities described in this prospectus, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. You can inspect and obtain a copy of our reports, proxy statements and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov where you can access copies of most of our SEC filings.

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, available free of charge on our corporate website. In addition, our Code of Ethics and Business Conduct and the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our corporate website. The contents of our corporate website are not incorporated into, or otherwise to be regarded as part of, this Registration Statement on Form S-1.

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COHBAR, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of

CohBar, Inc.

We have audited the accompanying balance sheets of CohBar, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CohBar, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP
New York, NY

March 31, 2017

CohBar, Inc.

Balance Sheets

	As of December 31,
	2016	2015

ASSETS
Current assets:
Cash	$3,257,458	$4,803,687
Investments	5,428,962	5,487,800
Subscription receivable	522,326	-
Prepaid expenses and other current assets	110,822	88,223
Total current assets	9,319,568	10,379,710
Property and equipment, net	230,512	199,575
Other assets	36,810	20,492
Total assets	$9,586,890	$10,599,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,294	$209,730
Accrued liabilities	132,780	155,713
Accrued payroll and other compensation	447,641	217,250
Note payable, net of debt discount of $59 and $0 as of December 31, 2016 and 2015, respectively	205,201	-
Total current liabilities	888,916	582,693
Note payable, net of debt discount of $0 and $255 as of December 31, 2016 and 2015, respectively	-	205,005
Total liabilities	888,916	787,698

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 34,807,881 shares as of December 31, 2016 and 32,320,891 as of December 31, 2015	34,808	32,321
Additional paid-in capital	23,072,702	18,114,295
Accumulated deficit	(14,409,536)	(8,334,537)
Total stockholders’ equity	8,697,974	9,812,079
Total liabilities and stockholders’ equity	$9,586,890	$10,599,777

The accompanying notes are an integral part of these financial statements

CohBar, Inc.

Statements of Operations

	For The Years Ended December 31,
	2016	2015

Revenues	$-	$-

Operating expenses:
Research and development	3,606,515	1,966,221
General and administrative	2,470,062	1,908,080
Total operating expenses	6,076,577	3,874,301
Operating loss	(6,076,577)	(3,874,301)

Other income (expense):
Interest income	9,368	4,762
Interest expense	(7,594)	(7,022)
Other expense	-	(1,453)
Amortization of debt discount	(196)	(196)
Total other income (expense)	1,578	(3,909)
Net loss	$(6,074,999)	$(3,878,210)
Basic and diluted net loss per share	$(0.18)	$(0.12)
Weighted average common shares outstanding - basic and diluted	33,130,424	32,044,274

The accompanying notes are an integral part of these financial statements

CohBar, Inc.

Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2016 and 2015

			Stockholders’ Equity
	Convertible						Total
	Series B Preferred		Common Stock			Accumulated	Stockholders'
	Number	Amount	Number	Amount	APIC	Deficit	Equity
Balance, December 31, 2014	5,400,000	$5,400	12,915,343	$12,915	$5,507,616	$(4,456,327)	$1,069,604
Stock based compensation	-	-	-	-	396,850	-	396,850
Conversion of Series B Preferred Stock to common stock	(5,400,000)	(5,400)	5,400,000	5,400	-	-	-
Proceeds from the initial public offering, net	-	-	11,250,000	11,250	10,242,234	-	10,253,484
Proceeds from the concurrent offering	-	-	2,700,000	2,700	2,697,300	-	2,700,000
Exercise of compensation options	-	-	55,548	56	55,492	-	55,548
Deferred offering costs - initial public offering	-	-	-	-	(785,197)	-	(785,197)
Net loss	-	-	-	-	-	(3,878,210)	(3,878,210)
Balance, December 31, 2015	-	$-	32,320,891	$32,321	$18,114,295	$(8,334,537)	$9,812,079
Stock based compensation	-	-	-	-	735,429	-	735,429
Exercise of employee stock options	-	-	10,000	10	2,590	-	2,600
Exercise of compensation options	-	-	731,100	731	730,354	-	731,085
Exercise of warrants	-	-	1,745,890	1,746	3,490,034	-	3,491,780
Net loss	-	-	-	-	-	(6,074,999)	(6,074,999)
Balance, December 31, 2016	-	$-	34,807,881	$34,808	$23,072,702	$(14,409,536)	$8,697,974

The accompanying notes are an integral part of these financial statements

CohBar, Inc.

Statements of Cash Flows

	For The Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,074,999)	$(3,878,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	57,978	30,727
Stock-based compensation	735,429	396,850
Amortization of debt discount	196	196
Changes in operating assets and liabilities:
Restricted cash	-	4,055
Prepaid expenses and other current assets	(22,599)	(68,706)
Accounts payable	(106,436)	(80,343)
Accrued liabilities	(22,933)	(149,688)
Accrued payroll and other compensation	230,391	113,956
Net cash used in operating activities	(5,202,973)	(3,631,163)

Cash flows from investing activities:
Purchases of property and equipment	(88,915)	(225,671)
Payment for security deposit	(16,318)	(19,392)
Purchases of investments	(14,093,162)	(12,731,800)
Proceeds from redemptions of investments	14,152,000	7,244,000
Net cash used in investing activities	(46,395)	(5,732,863)

Cash flows from financing activities:
Deferred offering costs	-	(35,811)
Proceeds from exercise of warrants	2,969,454	-
Proceeds from stock option exercises	2,600	-
Proceeds from exercise of compensation options	731,085	55,548
Proceeds from initial public offering, net	-	10,253,484
Proceeds from the conversion of private placement puts	-	2,700,000
Net cash provided by financing activities	3,703,139	12,973,221

Net increase in cash	(1,546,229)	3,609,195
Cash at beginning of year	4,803,687	1,194,492
Cash at end of year	$3,257,458	$4,803,687

Non-cash investing and financing activities:
Reclassification of deferred offering costs to equity	$-	$785,197
Conversion of Series B Preferred Stock to Common Stock	$-	$5,400
Subscription receivable from exercise of warrants	$522,326	$-

Supplemental disclosure of cash flow information:
Interest paid	$-	$-

The accompanying notes are an integral part of these financial statements

CohBar, Inc.

Notes to Financial Statements

Note 1 - Business Organization and Nature of Operations

CohBar, Inc. (“CohBar” or the “Company”) is an innovative biotechnology company and a leader in the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs with the potential to treat a wide range of diseases associated with aging and metabolic dysfunction, including obesity, fatty liver disease (NAFLD) and non-alcoholic steatohepatitis (NASH), type 2 diabetes mellitus (T2D), cancer, atherosclerosis, cardiovascular disease, and neurodegenerative diseases such as Alzheimer’s.

The Company’s primary activities include research and development of its MBT pipeline, securing intellectual property protection, managing collaborations with contract research organizations (“CROs”) and academic institutions, expanding its scientific leadership and raising capital. To date, the Company has not generated any revenues from operations and does not expect to generate any revenues in the near future and has funded its business with the proceeds of an initial public offering (“IPO”), private placements of equity and debt securities and the exercise of outstanding warrants.

Note 2 - Management’s Liquidity Plans

As of December 31, 2016, the Company had working capital and stockholders’ equity of $8,430,652 and $8,697,974, respectively. During the year ended December 31, 2016, the Company incurred a net loss of $6,074,999. The Company has not generated any revenues, has incurred net losses since inception and does not expect to generate revenues in the near term.

Based on current budget assumptions and with the cash and investments on hand as of December 31, 2016 combined with the exercises of warrants subsequent to December 31, 2016, the Company believes that it has sufficient capital to meet its operating expenses and obligations for the next twelve months from the date of this filing. However, if other unanticipated difficulties arise the Company may be required to raise additional capital to support its operations, curtail its research and development activities until such time as additional capital becomes available and delay its target for its upcoming FDA filings and clinical activities. These activities will allow the Company to slow its rate of spending and extend its use of cash until additional capital is raised. There can be no assurance that such a plan will be successful. There is no assurance that additional financing will be available when needed or that the Company will be able to obtain such financing on reasonable terms.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

All amounts are presented in U.S. Dollars.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. The Company’s significant estimates and assumptions include the fair value of financial instruments, stock-based compensation and the valuation allowance relating to the Company’s deferred tax assets.

CohBar, Inc.

Notes to Financial Statements

Note 3 - Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

The Company maintains deposits in a financial institution which is insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times, the Company has deposits in this financial institution in excess of the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Investments

Investments consist of U.S. Treasury Bills of $3,686,196, which are classified as held-to-maturity, and Certificates of Deposit of $1,742,766. The Company determines the appropriate balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. All of the Company’s U.S. Treasury Bills and Certificates of Deposit mature within the next twelve months. Unrealized gains and losses are de minimus. As of December 31, 2016, the carrying value of the Company’s U.S. Treasury Bills approximates their fair value due to their short-term maturities.

Deferred Offering Costs

The Company classifies amounts related to a potential future offering not closed as of the balance sheet date as Deferred Offering Costs. During the year ended December 31, 2015, the Company incurred $35,811 of offering related costs. The related offering closed in January 2015 these costs were recorded as a reduction in additional paid-in capital in the accompanying balance sheets.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2016 and 2015, the Company did not have any cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation of computer and lab equipment is computed by use of the straight-line method based on the estimated useful lives of the assets, which range from three to five years. Expenditures for maintenance and repairs that do not improve or extend the expected lives of the assets are expensed to operations, while expenditures for major upgrades to existing items are capitalized. Upon retirement or other disposition of these assets, the costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in the results of operations.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

CohBar, Inc.

Notes to Financial Statements

Note 3 - Summary of Significant Accounting Policies (continued)

The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of these instruments. The amount of debt included in the accompanying balance sheets approximates its fair value because the interest rate of the notes approximates the current market interest rate.

Common Stock Purchase Warrants

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock. The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control), or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company’s free standing derivatives consist of warrants to purchase common stock that were issued in connection with its notes payable and IPO. The Company evaluated these warrants to assess their proper classification using the applicable criteria enumerated under U.S. GAAP and determined that the common stock purchase warrants meet the criteria for equity classification in the accompanying balance sheets as of December 31, 2016 and 2015.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2016 and 2015. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. No interest or penalties have been recognized during the years ended December 31, 2016 and 2015.

Research and Development Expenses

The Company expenses all research and development expenses as incurred. These costs include payroll, employee benefits, supplies, contracted for lab services, depreciation and other personnel-related costs associated with product development.

CohBar, Inc.

Notes to Financial Statements

Note 3 - Summary of Significant Accounting Policies (continued)

Share-Based Payment

The Company accounts for share-based payments using the fair value method. For employees and directors, the fair value of the award is measured, as discussed below, on the grant date. For non-employees, fair value is generally valued based on the fair value of the services provided or the fair value of the equity instruments on the measurement date, whichever is more readily determinable and re-measured on each financial reporting date until the service is complete. The Company has granted stock options at exercise prices equal to the higher of (i) the closing price of the Company’s common stock as reported on the OTCQX marketplace or (ii) the closing price of the Company’s common stock as reported by the TSX Venture Exchange as determined by the board of directors, with input from management on the date of grant. Upon exercise of an option or warrant, the Company issues new shares of common stock out of its authorized shares.

The weighted-average fair value of options and warrants has been estimated on the date of grant using the Black-Scholes pricing model. The fair value of each instrument is estimated on the date of grant utilizing certain assumptions for a risk free interest rate, volatility and expected remaining lives of the awards. Since the Company has a limited history of being publicly traded, the fair value of stock-based payment awards issued was estimated using a volatility derived from an index of comparable entities. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the number of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

The weighted-average Black-Scholes assumptions are as follows:

	For the Years Ended December 31,
	2016	2015
Expected life	6 years	2 years
Risk free interest rate	1.31%	0.71%
Expected volatility	79%	80%
Expected dividend yield	0%	0%
Forfeiture rate	0%	0%

As of December 31, 2016, total unrecognized stock option compensation expense is $1,921,906, which will be recognized as those options vest over a period of approximately four years. The amount of future stock option compensation expense could be affected by any future option grants or by any option holders leaving the Company before their grants are fully vested.

CohBar, Inc.

Notes to Financial Statements

Note 3 - Summary of Significant Accounting Policies (continued)

Net Loss Per Share of Common Stock

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive and consist of the following:

	As of December 31,
	2016	2015
Warrants	6,681,051	7,936,391
Options	4,652,497	3,724,083
Totals	11,333,548	11,660,474

Recent Accounting Pronouncements

In August 2014, the FASB (“Financial Accounting Stands Board”) issued Accounting Standard Update (“ASU”) No. 2014-15, Presentation of Financial Statements-Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period. If substantial doubt exists, additional disclosure and impact are required. This new standard is effective for the Company for the annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. The Company adopted the pronouncement as of December 31, 2016 (see Note 2).

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which is effective for the fiscal years beginning after December 15, 2018. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. Early adoption is permitted. The Company is in the process of evaluating the effect that ASU 2016-02 will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU provides guidance on statement of cash flows presentation for eight specific cash flow issues where diversity in practice exists. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

CohBar, Inc.

Notes to Financial Statements

Note 4 – Property and Equipment

Property and equipment consist of the following:

	As of December 31,
	2016	2015
Lab equipment	$304,499	$222,724
Computer and equipment	21,378	14,238
Total property and equipment	325,877	236,962
Less: accumulated depreciation	(95,365)	(37,387)
Total property and equipment, net	$230,512	$199,575

Depreciation expense related to property and equipment for the years ended December 31, 2016 and 2015 was $57,978 and $30,727, respectively.

Note 5 – Accrued Liabilities

Accrued liabilities consist of the following:

	As of December 31,
	2016	2015
Lab services & supplies	$87,100	$72,044
Professional fees	17,760	48,265
Consultant fees	2,500	15,495
Interest	25,420	17,826
Other	-	2,083
Total accrued liabilities	$132,780	$155,713

Note 6 - Note Payable

In 2013, the Company was awarded a grant from the Alzheimer’s Drug Discovery Foundation (“ADDF”) totaling $205,260. The Company executed Promissory Notes (the “Notes”) which governed the terms of the repayment of the grant. The Notes have a term of four years the first installment on the notes matured on January 21, 2017 and was paid in March 2017. The second installment will become due on September 12, 2017. In the event of a change of control, the total principal amount that is outstanding under the Notes, plus all accrued and unpaid interest become immediately due and payable. The Notes include interest rates that are equal to the prime rate that is published two days prior to the issuance date of the Notes and resets on each anniversary of the Notes. Through December 31, 2016, the interest rate on each note ranged from 3.25% to 3.75% per annum. In connection with the grant award, the Company also issued to the Alzheimer’s Drug Discovery Foundation a warrant to purchase 15,596 shares of the Company’s common stock at an exercise price of $0.99. The Company determined the fair value of the warrants issued using the Black-Scholes pricing model with the assumptions discussed in Note 3 and allocated the proceeds based on the relative fair value of the debt instrument and the related warrants. The aggregate deferred debt discount related to the Note was $785. The Company amortized $196 of the debt discount during each of the years ended December 31, 2016 and 2015, respectively, using the effective interest method. The warrant expires on the 10 year anniversary of the grant date.

CohBar, Inc.

Notes to Financial Statements

Note 7 - Commitments and Contingencies

Litigations, Claims and Assessments

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of December 31, 2016.

Licensing Agreements

The Company is a party to an Exclusive License Agreement (the “2011 Exclusive Agreement”) with The Regents of the University of California (“The Regents”) which remains in effect for the life of the last-to-expire patent or last to be abandoned patent application, whichever is later. The Company agreed to pay the licensors specified development milestone payments aggregating up to $765,000 for the first product sold under the license. Milestone payments for additional products developed and sold under the license are reduced by 50%. The Company is also required to pay annual maintenance fees to the licensors. Aggregate maintenance fees for the first five years following execution of the agreement are $80,000. Thereafter, the Company is required to pay maintenance fees of $50,000 annually until the first sale of a licensed product. In addition, for the duration of the 2011 Exclusive Agreement, the Company is required to pay the licensors royalties equal to 2% of its worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patents, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. The Company is required to pay royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires the Company to meet certain diligence and development milestones, including filing of an Investigational New Drug (“IND”) Application for a product covered by the agreement on or before the seventh anniversary of the agreement date. Through December 31, 2016, no royalties have been incurred under the agreement. All maintenance fees due and payable as of that date have been paid.

The Company is also a party to an Exclusive License Agreement (the “2013 Exclusive Agreement”) with The Regents whereby The Regents granted to the Company an exclusive license for the use of certain other patents. The 2013 Exclusive Agreement remains in effect for the life of the last-to-expire patent or last to be abandoned patent application, whichever is later. The Company paid Regents an initial license issue fee of $10,000 for these other patents, which was charged to General and Administrative expense, as incurred. The Company is also required to pay annual maintenance fees to the licensors. Aggregate maintenance fees for the first three years following execution of the agreement are $7,500. Thereafter, the Company is required to pay maintenance fees of $5,000 annually until the first sale of a licensed product. The Company agreed to pay The Regents specified development milestone payments aggregating up to $765,000 for the first product sold under the 2013 Exclusive Agreement. Milestone payments for additional products developed and sold under the 2013 Exclusive Agreement are reduced by 50%. In addition, for the duration of the 2013 Exclusive Agreement, the Company is required to pay The Regents royalties equal to 2% of the Company’s worldwide net sales of drugs, therapies or other products developed from claims covered by the licensed patent, subject to a minimum royalty payment of $75,000 annually, beginning after the first commercial sale of a licensed product. The Company is required to pay The Regents royalties ranging from 8% of worldwide sublicense sales of covered products (if the sublicense is entered after commencement of phase II clinical trials to 12% of worldwide sublicense sales (if the sublicense is entered prior to commencement of phase I clinical trials). The agreement also requires the Company to meet certain diligence and development milestones, including filing of an IND Application for a product covered by the agreement on or before the seventh anniversary of the agreement date.  Through December 31, 2016, no royalties have been incurred under the agreement. All maintenance fees due and payable as of that date have been paid.

CohBar, Inc.

Notes to Financial Statements

Note 7 - Commitments and Contingencies (continued)

Operating Lease

In February 2015, the Company entered into a lease agreement for an expanded laboratory facility. The laboratory space is leased on a month-to month basis and is part of a shared facility in Menlo Park, California. In 2016, the Company increased its shared space in this facility. The Company also terminated a previous month-to-month lease for the laboratory space in Pasadena, California effective March 31, 2015.

Rent expense amounted to $171,294 and $107,385 for the years ended December 31, 2016 and 2015, respectively.

Note 8 - Income Taxes

The tax effects of temporary differences that give rise to deferred tax assets are as follows:

	As of December 31,
	2016	2015
Current:
Accrued expenses	$51,174	$31,156

Non-current:
Stock compensation	163,221	132,645

Net operating loss carryforward	5,058,119	2,989,634

Research and development credit carry forward	267,325	100,480

Total deferred tax assets	5,539,839	3,253,915

Valuation allowance	(5,539,839)	(3,253,915)

Deferred tax asset, net of valuation allowance	$-	$-

CohBar, Inc.

Notes to Financial Statements

Note 8 - Income Taxes (continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Years Ended December 31,
	2016	2015
U.S. statutory federal rate	(34.0)%	(34.0)%
State income taxes, net of federal tax	(5.1)%	(5.4)%
Permanent differences	4.2%	2.6%
Prior year ture-ups	-%	-%
R&D tax credit	(2.7)%	(2.1)%
Change in valuation allowance	37.6%	38.9%
Income tax provision (benefit)	-%	-%

The income tax provision consists of the following:

	For the Years Ended December 31,
	2016	2015
Federal
Current	$-	$-
Deferred	(1,815,660)	(1,190,022)
State and local
Current	-	-
Deferred	(470,263)	(316,709)
Change in valuation allowance	2,285,923	1,506,731
Income tax provision (benefit)	-	$-

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not more-likely-than-not, a valuation allowance is established. Based upon the Company’s losses since inception, management believes that it is more-likely-than-not that future benefits of deferred tax assets will not be realized. Therefore, the Company established a full valuation allowance as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the change in valuation allowance was $2,285,923 and 1,506,731, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions, principally California and New Jersey. The Company is subject to examination by the various taxing authorities. The Company’s federal and state income tax returns for tax years beginning in 2011 remain subject to examination.

At December 31, 2016 and 2015, the Company had $12,865,384 and $7,672,674, respectively, of federal and state net operating loss carryovers that may be available to offset future taxable income. The net operating loss carry forwards, if not utilized, will begin to expire from 2029 to 2036 for federal and state purposes. In accordance with Section 382 of the Internal Revenue Code, the usage of the Company’s net operating loss carryforward could be limited in the event of a change in ownership. At this time, the Company has not completed a full study to assess whether an ownership change under Section 382 of the Code occurred due to the costs and complexities associated with such a study.

CohBar, Inc.

Notes to Financial Statements

Note 9 - Stockholders’ Equity

Authorized Capital

In January 2015, the Company completed its initial public offering (“IPO”) on the TSX Venture Exchange. The Company sold 11,250,000 units at a price of $1.00 per unit, providing gross proceeds of $11,250,000. Concurrently with the IPO, the Company completed a previously-subscribed private placement of an additional 2,700,000 units for gross proceeds of $2,700,000, resulting in total gross proceeds of $13,950,000. After deducting $996,516 in offering expenses, the Company received net proceeds of $12,953,484. The Company also incurred internal offering costs of $785,197 which is classified as a reduction to additional paid-in capital in the accompanying balance sheets. All units consist of one share of the Company’s common stock and one-half of one common stock purchase warrant. In the aggregate, a total of 13,950,000 shares of common stock and 6,975,000 warrants to purchase common stock were issued in connection with the IPO and concurrent private placement. Each whole warrant was exercisable to acquire one share of the Company’s common stock at a price of $2.00 per share at any time up to January 6, 2017.

In January 2015, the Company amended its Certificate of Incorporation to increase the total number of authorized shares of common stock. Following the amendment, the Company has authorized the issuance and sale of up to 80,000,000 shares of stock, consisting of 75,000,000 shares of common stock having a par value of $0.001 and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share. As of December 31, 2016 and 2015, there were no shares of Preferred Stock outstanding and there were no declared but unpaid dividends or undeclared dividend arrearages on any shares of the Company’s capital stock.

Preferred Stock

During the year ended December 31, 2014, the Company sold 5,400,000 shares of convertible Series B Preferred Stock. Each share of Series B Preferred Stock was convertible, at the option of the holder, into Common Stock. Each stockholder of Series B Preferred Stock was entitled to vote in the election of the Company’s Board of Directors. The purchasers of Series B Preferred Stock entered into put agreements requiring the purchasers, at the Company’s option, to purchase from the Company securities of the same type as those sold to investors in any future public offering of the Company’s securities, at the same price as the securities sold in the initial public offering, for an aggregate purchase price of up to $2,700,000.

Upon the completion of the IPO on January 6, 2015, each outstanding share of Series B Preferred Stock was automatically converted into one share of common stock. The Company converted 5,400,000 shares of then outstanding Series B Preferred Stock into 5,400,000 shares of its common stock.

The Company also exercised its rights under the aforementioned put agreements requiring the purchasers of Series B Preferred Stock to purchase 2,700,000 shares of common stock at the proposed public offering price of $1.00 per share for total cash proceeds of $2,700,000.

Stock Options

The Company has an incentive stock plan, the 2011 Equity Incentive Plan (the “2011 Plan”). In January 2015, the Company amended and restated the 2011 Plan. The Amendment and Restatement increased the aggregate number of shares of its common stock that may be issued pursuant to stock awards under the plan. In accordance with the rules of the TSX Venture Exchange regarding equity incentive plans, the number of shares that can be reserved for issuance under the 2011 Plan is equal to 20% of the Company’s common stock outstanding at the completion of the offering. The total number of shares reserved for issuance after the completion of the IPO is 6,453,069.

CohBar, Inc.

Notes to Financial Statements

Note 9 - Stockholders’ Equity (continued)

The Company has granted stock options to employees, non-employee directors and consultants from the 2011 Plan through the year ended December 31, 2016. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant. At December 31, 2016, 1,665,572 shares of the Company’s common stock were available for future issuance under the 2011 Plan.

In January 2016, the Company issued a warrant to purchase 125,000 shares of the Company’s common stock to an investor relations firm as partial compensation for consulting services it will provide to the Company over a two year period. Pursuant to applicable policies of the TSX-V, the shares issuable under the warrant will be counted against the limit of shares authorized for issuance under the 2011 Plan, notwithstanding that the warrant was not issued under the 2011 Plan.

During the year ended December 31, 2016, the Company granted stock options to employees to purchase 1,696,000 shares of the Company’s common stock. The stock options have exercise prices that range from $1.10 to $1.55 per share, are subject to vesting over four years, have terms of ten years and have an aggregate grant date fair value of approximately $1,418,000.

During the year ended December 31, 2016, 10,000 stock options were exercised for cash proceeds of $2,600.

During the year ended December 31, 2015, the Company granted stock options to employees and consultants to purchase 388,124 shares of the Company’s common stock. The stock options have exercise prices of $1.00 and $1.17, are subject to vesting over four years, have terms of ten years and have an aggregate grant date fair value of approximately $301,557.

During the years ended December 31, 2016 and 2015, the Company cancelled 26,486 and 5,000 employees and agents options. The cancelled options were added back to the available pool for future issuance.

127,532 stock options granted during the year ended December 31, 2014, contained performance conditions which included (i) the optionee’s continuous service and (ii) completion of the Company’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Since the stock options contained performance conditions that were not met as of December 31, 2014, their fair value was recorded in the year ended December 31, 2015.

The compensation expense associated with stock-based awards granted to individuals is recorded by the Company in the same expense classifications as cash compensation paid. During the year ended December 31, 2016, the Company recorded a total of $735,429 of stock based compensation recognizing $361,137 as a general and administrative expense and $374,292 as a research and development expense in the accompanying statements of operations. During the year ended December 31, 2015, the Company recorded a total of $396,850 of stock based compensation recognizing $215,692 as a general and administrative expense and $181,158 as a research and development expense in the accompanying statements of operations.

CohBar, Inc.

Notes to Financial Statements

Note 9 - Stockholders’ Equity (continued)

The following table represents stock option activity for the years ended December 31, 2016 and 2015:

			Weighted Average
	Stock Options		Exercise Price		Fair Value	Contractual	Aggregate
	Outstanding	Exercisable	Outstanding	Exercisable	Vested	Life (Years)	Intrinsic Value
Balance – December 31, 2014	2,609,811	459,437	$0.38	$0.17	$0.17	9.57	$-
Granted	1,174,820	786,696	1.01	1.00	0.38	3.48	-
Exercised	(55,548)	(55,548)	-	-	-	-	-
Cancelled	(5,000)	-	-	-	-	-	-
Balance – December 31, 2015	3,724,083	1,963,948	$0.67	$0.34	$0.34	7.09	$-
Granted	1,696,000	-	1.50	-	-	6.25	-
Exercised	(741,100)	-	-	-	-	-	-
Cancelled	(26,486)	-	-	-	-	-	-
Balance – December 31, 2016	4,652,497	1,908,883	$0.92	$0.41	$0.41	8.24	$5,561,368

The granted balance for 2015 in the table above includes 786,696 options granted to the agents that took part in the IPO (see “Agent’s Compensation Options” below). All other options were granted to employees and consultants under the 2011 Plan.

The following table summarizes information on stock options outstanding and exercisable as of December 31, 2016:

		Weighted	Weighted		Weighted
Exercise	Number	Average Remaining	Average	Number	Average
Price	Outstanding	Contractual Term	Exercise Price	Exercisable	Exercise Price

$0.05	72,876	5.25 years	$0.05	72,876	$0.05
$0.26	1,024,810	7.28 years	$0.26	919,296	$0.26
$0.73	1,475,687	7.87 years	$0.73	768,587	$0.73
$1.00	313,124	8.56 years	$1.00	126,457	$1.00
$1.10	10,000	9.02 years	$1.10	-	$1.10
$1.17	70,000	8.87 years	$1.17	21,667	$1.17
$1.22	190,000	9.10 years	$1.22	-	$1.22
$1.50	40,000	9.17 years	$1.50	-	$1.50
$1.55	1,456,000	9.19 years	$1.55	-	$1.55
Totals	4,652,497			1,908,883

Agent’s Compensation Options

In connection with the closing of its IPO in January 2015 the Company issued 786,696 compensation options (“Compensation Options”) to the agents that took part in the offering. Each Compensation Option is exercisable for a unit consisting of one share of common stock and one-half of one common stock purchase warrant at an exercise price of $1.00 per unit. The Compensation Options expired on July 6, 2016. Each whole warrant issuable upon exercise of Compensation Options is exercisable to acquire one share of common stock at an exercise price of $2.00 per share at any time up to January 6, 2017. Because the Compensation Options are considered a cost of the IPO, the resulting value is recognized as both an increase and decrease to the equity section of the accompanying balance sheets. The Compensation Options are not part of the Company’s 2011 Plan.

During the year ended December 31, 2016, a total of 731,100 Compensation Options were exercised for cash proceeds of $731,100.

CohBar, Inc.

Notes to Financial Statements

Note 9 - Stockholders’ Equity (continued)

During the year ended December 31, 2015, a total of 55,548 Compensation Options were exercised for cash proceeds of $55,548.

Warrants

In January 2016, the Company issued a warrant to purchase 125,000 shares of the Company’s common stock to an investor relations firm as partial compensation for consulting services to be provided over a two-year period. The warrant is exercisable at $1.15 per share, has a term of three years and is subject to vesting over the two-year service period.

During the year ended December 31, 2016, the Company issued warrants to purchase an aggregate of 365,550 shares of common stock as a result of the exercise of 731,100 Compensation Options.

During the year ended December 31, 2015, the Company issued warrants to purchase an aggregate of 7,002,774 shares of common stock in conjunction with the issuance of units sold in the IPO and concurrent private placement, and upon the exercise of 55,548 Compensation Options. The warrants were exercisable through January 6, 2017 at a price of $2.00 per share.

During the year ended December 31, 2016, a total of 1,745,890 warrants were exercised for cash proceeds of $2,969,454 (see Note 10 - Subscription Receivable).

The following table represents warrant activity for the years ended December 31, 2016 and 2015:

			Weighted Average
	Warrants		Exercise Price		Fair Value	Contractual	Aggregate
	Outstanding	Exercisable	Outstanding	Exercisable	Vested	Life (Years)	Intrinsic Value
Balance – December 31, 2014	933,617	933,617	$0.28	$0.28	$0.21	8.64	$-
Granted	7,002,774	7,002,774	2.00	2.00	0.43	1.52	-
Exercised	-	-	-	-	-	-	-
Cancelled	-	-	-	-	-	-	-
Balance – December 31, 2015	7,936,391	7,936,391	$1.80	$1.80	$0.41	1.80	$-
Granted	490,550	428,050	-	-	-	-	-
Exercised	(1,745,890)	(1,745,890)	-	-	-	-	-
Cancelled	-	-	-	-	-	-	-
Balance – December 31, 2016	6,681,051	6,618,551	$1.74	$1.74	$0.41	0.98	$2,516,058

Note 10 – Subscription Receivable

During December 2016, a total of 261,163 warrants were exercised for cash proceeds of $522,326. Due to the timing of the exercises, the shares underlying the warrants were issued in December 2016 and the proceeds were received in January 2017. The outstanding proceeds were recorded as a Subscription Receivable in the accompanying balance sheets as of December 31, 2016.

Note 11 - Related Party Transactions

Two of the Company’s Directors provide consulting, scientific and research and advisory services to the Company pursuant to agreements that provide for annual compensation of $42,000 each. Each agreement provides for an annual service term and can be extended by mutual consent of both parties. The service terms under the agreements expired in 2015. The Company continues to compensate Dr. Cohen and Dr. Barzilai for their ongoing services under the terms of the original agreements. During each of the years ended December 31, 2016 and 2015, $42,000 was paid to each director by the Company for consulting fees. As of December 31, 2016 and 2015, no amounts were owed to either Director.

CohBar, Inc.

Notes to Financial Statements

Note 12 - Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date on which the financial statements were issued require adjustment or disclosure in the Company’s financial statements.

In January 2017, a total of 926,588 warrants were exercised for cash proceeds of $1,853,176. An additional $522,326 was received in January 2017 which was the proceeds from warrants exercised in December 2016.

In January 2017, 4,695,846 warrants expired.

In January 2017, the Company granted stock options to purchase 731,000 shares of the Company’s common stock to its employees. The stock options are performance based and will be valued at the time milestones are reached.

In January 2017, the Company granted stock options to purchase 200,000 shares of the Company’s common stock to two of its Directors. The Company also granted stock options to purchase 100,000 shares of the Company’s common stock to one of its employees. The 300,000 stock options have an exercise price of $2.40 and are exercisable during a ten year term, subject to vesting based on continuous service over periods between zero and four years from the date of grant.

In January and February 2017, consultants to the Company exercised a total of 106,982 warrants for cash proceeds of $29,491.

In February 2017, 16,250 stock options were exercised for cash proceeds of $19,825.

CohBar, Inc.

Condensed Balance Sheets

	As of
	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash	$4,633,845	$3,257,458
Investments	3,097,846	5,428,962
Subscription receivable	-	522,326
Prepaid expenses and other current assets	173,512	110,822
Total current assets	7,905,203	9,319,568
Property and equipment, net	198,964	230,512
Deferred offering costs	35,154	-
Other assets	38,285	36,810
Total assets	$8,177,606	$9,586,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$757,010	$103,294
Accrued liabilities	81,853	132,780
Accrued payroll and other compensation	161,332	447,641
Note payable, net of debt discount of $0 and $59 as of June 30, 2017 and December 31, 2016, respectively	102,630	205,201
Total liabilities	1,102,825	888,916

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 35,857,701 shares as of June 30, 2017 and 34,807,881 as of December 31, 2016	35,858	34,808
Additional paid-in capital	25,587,108	23,072,702
Accumulated deficit	(18,548,185)	(14,409,536)
Total stockholders’ equity	7,074,781	8,697,974
Total liabilities and stockholders’ equity	$8,177,606	$9,586,890

The accompanying notes are an integral part of these condensed financial statements

CohBar, Inc.
Condensed Statements of Operations
(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,274,634	852,596	2,567,414	1,589,696
General and administrative	635,007	674,569	1,575,096	1,154,501
Total operating expenses	1,909,641	1,527,165	4,142,510	2,744,197
Operating loss	(1,909,641)	(1,527,165)	(4,142,510)	(2,744,197)

Other income (expense):
Interest income	4,242	1,274	6,405	3,930
Interest expense	(1,140)	(1,882)	(2,485)	(3,757)
Amortization of debt discount	-	(49)	(59)	(98)
Total other income (expense)	3,102	(657)	3,861	75
Net loss	$(1,906,539)	$(1,527,822)	$(4,138,649)	$(2,744,122)
Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.12)	$(0.08)
Weighted average common shares outstanding - basic and diluted	35,857,701	32,880,589	35,823,121	32,605,984

The accompanying notes are an integral part of these condensed financial statements

CohBar, Inc.
Condensed Statements of Cash Flows
(unaudited)

	For The Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(4,138,649)	$(2,744,122)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	32,976	25,512
Stock-based compensation	612,964	333,301
Amortization of debt discount	59	98
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(62,690)	(49,278)
Accounts payable	653,716	43,131
Accrued liabilities	(50,927)	(29,002)
Accrued payroll and other compensation	(286,309)	12,936
Net cash used in operating activities	(3,238,860)	(2,407,424)

Cash flows from investing activities:
Purchases of property and equipment	(1,428)	(35,913)
Payment for security deposit	(1,475)	(6,601)
Purchases of investments	(8,677,884)	(6,583,937)
Proceeds from redemptions of investments	11,009,000	8,649,000
Net cash provided by investing activities	2,328,213	2,022,549

Cash flows from financing activities:
Deferred offering costs	(35,154)	-
Proceeds from exercise of warrants	2,404,993	712,246
Repayment of note payable	(102,630)	-
Proceeds from exercise of compensation options	-	496,376
Proceeds from exercise of employee stock options	19,825	2,600
Net cash provided by financing activities	2,287,034	1,211,222

Net increase in cash	1,376,387	826,347
Cash at beginning of period	3,257,458	4,803,687
Cash at end of period	$4,633,845	$5,630,034

Supplemental disclosure of cash flow information:
Income taxes paid	$2,057	$1,300
Interest paid	$14,363	$-

The accompanying notes are an integral part of these condensed financial statements

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1 - Business Organization

CohBar, Inc. (“CohBar” or the “Company”) is an innovative biotechnology company and a leader in the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs with the potential to treat a wide range of diseases associated with aging and metabolic dysfunction, including obesity, fatty liver disease (NAFLD) and non-alcoholic steatohepatitis (NASH), type 2 diabetes mellitus (T2D), cancer, atherosclerosis, cardiovascular disease, and neurodegenerative diseases such as Alzheimer’s.

The Company’s primary activities include research and development of its MBT pipeline, securing intellectual property protection, managing collaborations with contract research organizations (“CROs”) and academic institutions and raising capital. To date, the Company has not generated any revenues from operations and does not expect to generate any revenues in the near future. The Company has financed its operations primarily with proceeds from sales of its equity securities, including its initial public offering (“IPO”), private placements and the exercise of outstanding warrants and stock options.

The unaudited interim condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by U.S. GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K (the “2016 Form 10-K”), filed with the SEC on March 31, 2017. The interim unaudited condensed financial statements should be read in conjunction with those audited financial statements included in the 2016 Form 10-K. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and six month periods ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017, or any other period.

Note 2 - Management’s Liquidity Plans

As of June 30, 2017, the Company had working capital and stockholders’ equity of $6,802,378 and $7,074,781, respectively. During the six months ended June 30, 2017, the Company incurred a net loss of $4,138,649. The Company has not generated any revenues, has incurred net losses since inception and does not expect to generate revenues in the near term.

Based on current budget assumptions, the cash and investments on hand as of June 30, 2017, and the proceeds received from the Company’s private placement completed on July 14, 2017 (see Note 8, Subsequent Events), the Company believes that it has sufficient capital to meet its operating expenses and obligations for the next twelve months from the date of this filing. However, if unanticipated difficulties or circumstances arise the Company may require additional capital sooner to support its operations. If the Company is unable to raise additional capital whenever necessary it may be forced to decelerate or curtail its research and development activities and delay planned FDA filings and clinical activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow the Company to slow its rate of spending and extend its use of cash until additional capital is raised. There can be no assurance that such a plan will be successful. There is no assurance that additional financing will be available when needed or that the Company will be able to obtain such financing on reasonable terms.

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

All amounts are presented in U.S. Dollars.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. The Company’s significant estimates and assumptions include the fair value of financial instruments, stock-based compensation and the valuation allowance relating to the Company’s deferred tax assets.

Investments

Investments consist of U.S. Treasury Bills of $1,157,982, which are classified as held-to-maturity, and Certificates of Deposit of $1,939,864. The Company determines the appropriate balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. All of the Company’s U.S. Treasury Bills and Certificates of Deposit mature within the next twelve months. Unrealized gains and losses are de minimis. As of June 30, 2017, the carrying value of the Company’s U.S. Treasury Bills approximates their fair value, due to their short-term maturities.

Deferred Offering Costs

The Company capitalizes amounts related to an equity offering in progress as of the balance sheet date as Deferred Offering Costs. As of June 30, 2017, the Company capitalized $35,154 of such costs in the accompanying condensed balance sheet.

Share-Based Payment

The Company accounts for share-based payments using the fair value method. For employees and directors, the fair value of the award is measured, as discussed below, on the grant date. For non-employees, fair value is generally valued based on the fair value of the services provided or the fair value of the equity instruments on the measurement date, whichever is more readily determinable, and re-measured on each financial reporting date until the service is complete. The Company has granted stock options at exercise prices equal to the higher of (i) the closing price of the Company’s common stock as reported on the OTCQX marketplace or (ii) the closing price of the Company’s common stock as reported by the TSX Venture Exchange on the date of grant.

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 3 - Summary of Significant Accounting Policies (continued)

The weighted-average fair value of options and warrants has been estimated on the date of grant using the Black-Scholes pricing model. The fair value of each instrument is estimated on the date of grant utilizing certain assumptions for a risk free interest rate, volatility and expected remaining lives of the awards. Since the Company has a limited history of being publicly traded, the fair value of stock-based payment awards issued was estimated using a volatility derived from an index of comparable entities. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the number of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

The weighted-average Black-Scholes assumptions are as follows:

	For the Three Months Ended June 30,		For Six Months Ended June 30,
	2017	2016	2017	2016
Expected life	8 years	6 years	7 years	6 years
Risk free interest rate	2.14%	1.25%	2.12%	1.25%
Expected volatility	79%	79%	79%	79%
Expected dividend yield	0%	0%	0%	0%
Forfeiture rate	0%	0%	0%	0%

As of June 30, 2017, total unrecognized stock option compensation expense is $1,679,269, which will be recognized as those options vest over a period of approximately four years. The amount of future stock option compensation expense could be affected by any future option grants or by any option holders leaving the Company before their grants are fully vested.

Net Loss Per Share of Common Stock

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted net earnings per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive and consist of the following:

	As of June 30,
	2017	2016
Options	5,513,497	4,912,715
Warrants	951,635	7,940,733
Totals	6,465,132	12,853,448

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 4 - Accrued Liabilities

Accrued liabilities consist of:

	As of	As of
	June 30, 2017	December 31, 2016
Lab services & supplies	$6,080	$87,100
Professional fees	50,031	17,760
Consultant fees	2,500	2,500
Interest	13,542	25,420
Other	9,700	-
Total accrued liabilities	$81,853	$132,780

Note 5 - Commitments and Contingencies

Litigations, Claims and Assessments

The Company may from time to time be a party to litigation and subject to claims incident to the ordinary course of business. As the Company grows and gains prominence in the marketplace it may become a party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect the Company’s future results of operations, cash flows or financial position. The Company is not currently a party to any legal proceedings.

Operating Lease

The Company is a party to a lease agreement for a shared laboratory facility leased on a month-to-month basis in Menlo Park, California.

Rent expense was $56,595 and $40,640 for the three months ended June 30, 2017 and 2016, respectively. Rent expense was $111,810 and $75,035 for the six months ended June 30, 2017 and 2016, respectively.

Note 6 - Stockholders’ Equity

Stock Options

The Company has an incentive stock plan, the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), and has granted stock options to employees, non-employee directors and consultants from the 2011 Plan. Options granted under the 2011 Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant. The rules of the TSX-Venture Exchange (or “TSX-V”) provide that the maximum number of shares which can be reserved under a stock option plan is equal to 20% of the number of shares of the issuer which are outstanding on the date the plan is approved by stockholders. On June 15, 2017 the Company’s stockholders approved an amendment to the 2011 Plan to increase the number of shares authorized for issuance under the 2011 Plan to a total of 7,171,540, which is equal to 20% of the number of shares of the Company’s common stock outstanding on the date of the amendment.

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 6 - Stockholders’ Equity (continued)

In January 2016 the Company issued a warrant to purchase 125,000 shares of the Company’s common stock to an investor relations firm as partial compensation for consulting services it would provide the Company over a two year period. Pursuant to applicable policies of the TSX-V, the shares issuable under the warrant will be counted against the limit of shares authorized for issuance under the 2011 Plan, notwithstanding that the warrant was not issued under the 2011 Plan. After giving effect to this limitation there were 1,506,793 shares remaining available for issuance under the 2011 Plan at June 30, 2017.

During the six months ended June 30, 2017, the Company granted stock options to employees to purchase 1,031,000 shares of the Company’s common stock at an exercise price of $2.40 per share. The options have terms of ten years. Of the 1,031,000 stock options granted, 300,000 are subject to vesting based on continuous service over periods between zero and four years from the date of grant. The balance of the grant, or 731,000 shares, has performance-based vesting conditions and will be valued at the time the milestones are reached. The stock options have an aggregate grant date fair value of $528,580. Subsequent to the issuance, the Company cancelled 105,000 stock options during the six months ended June 30, 2017.

In February 2017, 16,250 stock options were exercised for cash proceeds of $19,825 and the Company cancelled 48,750 stock options.

The Company recorded stock based compensation as follows:

	For the Three Months Ended June 30,		For Six Months Ended June 30,
	2017	2016	2017	2016
Research and development	$76,267	$103,537	$142,960	$174,744
General and administrative	122,184	106,118	470,004	158,557
Total	$198,451	$209,655	$612,964	$333,301

The following table represents stock option activity for the six months ended June 30, 2017:

			Weighted Average
	Stock Options		Exercise Price		Fair Value	Contractual	Aggregate
	Outstanding	Exercisable	Outstanding	Exercisable	Vested	Life (Years)	Intrinsic Value
Balance – December 31, 2016	4,652,497	1,908,883	$0.92	$0.41	$0.41	8.24	$-
Granted	1,031,000	100,000	2.40	2.40	6.25	6.25	-
Exercised	(16,250)	-	-	-	-	-	-
Cancelled	(153,750)	-	-	-	-	-	-
Balance – June 30, 2017	5,513,497	2,745,159	$0.98	$0.59	$0.59	6.73	$3,805,494

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 6 - Stockholders’ Equity (continued)

The following table summarizes information on stock options outstanding and exercisable as of June 30, 2017:

		Weighted	Weighted		Weighted
Exercise	Number	Average Remaining	Average	Number	Average
Price	Outstanding	Contractual Term	Exercise Price	Exercisable	Exercise Price

$0.05	72,876	4.76 years	$0.05	72,876	$0.05
$0.26	1,024,810	6.78 years	$0.26	978,507	$0.26
$0.73	1,475,687	7.38 years	$0.73	953,048	$0.73
$1.00	313,124	8.06 years	$1.00	166,457	$1.00
$1.10	10,000	8.53 years	$1.10	3,959	$1.10
$1.17	70,000	8.37 years	$1.17	31,875	$1.17
$1.22	125,000	8.60 years	$1.22	44,271	$1.22
$1.50	40,000	8.67 years	$1.50	13,333	$1.50
$1.55	1,456,000	8.69 years	$1.55	353,750	$1.55
$2.40	926,000	9.59 years	$2.40	127,083	$2.40
Totals	5,513,497			2,745,159

Warrants

In January 2017, a total of 926,588 common stock purchase warrants were exercised for aggregate cash proceeds of $1,853,176. Additional proceeds in the amount of $522,326 were received in January 2017 from warrants exercised in December 2016. During the six months ended June 30, 2017, 4,695,846 unexercised warrants expired.

In January and February 2017, consultants to the Company exercised a total of 106,982 warrants for aggregate cash proceeds of $29,491.

As of June 30, 2017, the Company had 951,635 warrants outstanding and exercisable to purchase common stock. Such warrants have a weighted average exercise price of $0.39, a weighted average remaining contractual life of 6.01 years and an aggregate intrinsic value of $1,291,950.

Note 7 - Related Party Transactions

Two of the Company’s directors, Pinchas Cohen and Nir Barzilai, provide consulting services to the Company pursuant to agreements that provide for annual compensation to each director of $42,000. Each agreement provides for an annual service term and can be extended by mutual consent of both parties. The service terms under the agreements expired in 2015. The Company continues to compensate Dr. Cohen and Dr. Barzilai for their ongoing services under the terms of the original agreements. Payments of $10,500 were made to each Director during each of the three months ended June 30, 2017 and 2016. During the six months ended June 30, 2017 and 2016, payments to each Director totaled $21,000. As of June 30, 2017 and December 31, 2016, no amounts were owed to either Director.

COHBAR, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 8 - Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date on which the condensed financial statements were issued require adjustment or disclosure in the Company’s condensed financial statements.

On July 14, 2017, the Company issued and sold an aggregate of 3,438,053 units at a price of $1.50 per unit for total proceeds of approximately $5.16 million. Each unit consists of one share of the Company’s common stock and one common stock purchase warrant. Each warrant can be exercised at any time prior to June 30, 2020 for the purchase of one share of the Company’s common stock at an exercise price of $2.25.

In August 2017, the Company granted stock options to two consultants to purchase a total of 85,000 shares of the Company’s common stock. The stock options have an exercise price of $2.02 per share and are exercisable during a ten year term, subject to vesting over periods of three and four years.

In August 2017, the Company issued a total of 180,000 warrants to two consultants. The warrants have an exercise price of $1.99 and terms of five years.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates. Although we will not receive any of the proceeds from the sale of the shares of our common stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

Amount to be Paid
Printing and distribution expenses	$-
Legal fees and expenses	$95,000
Accounting fees and expenses	$11,000
Transfer agents and registrar fees and expenses	$4,000
Miscellaneous expenses	$-

Total	$110,000

Item 14. Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Third Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreements, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer in connection with the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold or issued by us in the three years preceding the date of this registration statement. In each of the transactions described below the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

●	In connection with the private placement of our Series B preferred stock from April, 2014 through August, 2014, each purchaser of our Series B preferred stock executed a Put Agreement in our favor. Each Put Agreement gave us the right and option, exercisable in our sole discretion, to require each investor in our Series B preferred stock financing to purchase from us securities of the same type and at the same price as those sold to investors in our initial public offering. In connection with our initial public offering, we exercised our right to require the existing holders of our Series B preferred stock to purchase an aggregate of 2,700,000 units, with each unit consisting of one share of common stock and one half of one common stock purchase warrant, at a price of $1.00 per unit. The sale and issuance of such units was completed concurrently with our initial public offering on January 6, 2015. Each share of Series B preferred stock was automatically converted into one share of our common stock upon completion of our initial public offering on January 6, 2015.

●	Each whole warrant issued in the concurrent private placement described above was exercisable for the purchase of one share of common stock at a price of $2.00 per share at any time through January 6, 2017. We issued a total of 1,076,000 shares of our common stock upon the exercise of such warrants during the period prior to expiration of the warrants.

●	On July 14, 2017, the Company issued and sold an aggregate of 3,438,053 units at a price of $1.50 per unit for total proceeds of approximately $5.16 million. Officers and directors of the Company purchased an aggregate of 289,334 units in the offering. Each unit consists of one share of the Company’s common stock and one common stock purchase warrant. Each warrant can be exercised at any time prior to June 30, 2020 for the purchase of one common share of the Company’s stock at an exercise price of $2.25 per share.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions provided by Section 4(2) of the Securities Act, Rule 506 of Regulation D and, with respect to the issuance of common stock upon the automatic conversion of our outstanding Series B preferred stock, the exemption provided by Section 3(a)(9) of the Securities Act.

●	On November 20, 2014, we granted to our directors, officers, employees, consultants and other service providers options to purchase 1,475,687 shares of our common stock at an exercise price of $0.73 per share.

●	On January 28, 2016, we issued a warrant to purchase 125,000 shares of the Company’s common stock to an investor relations firm as partial compensation for consulting services it will provide to the Company pursuant to an agreement dated January 1, 2016. The warrant has an exercise price of $1.15 per share, and is subject to a two-year vesting period conditioned on such firm’s continuous provision of consulting services to the Company over a two-year period.

The offers, sales, and issuances of the securities described above were made in reliance on the exemptions provided by Rule 701 promulgated under Section 3(b) of the Securities Act and Section 4(2) of the Securities Act. The recipients of such securities were our employees, directors or bona fide consultants and received the securities in transactions not involving a public offering pursuant to benefit plans and contracts related to compensation. All such recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

The information required by this item is set forth on the exhibit index that follows the signature page of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to provide to the agent at the closing specified in the agency agreement certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on the 27th day of September, 2017.

COHBAR, INC.

By:	/s/ Jeffrey Biunno
Jeffrey Biunno
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of CohBar, Inc. hereby constitutes and appoints Simon Allen and Jeffrey F. Biunno or either of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-1 of CohBar, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Simon Allen	Chief Executive Officer	September 27, 2017
Simon Allen	(Principal Executive Officer)

/s/ Jeffrey F. Biunno	Chief Financial Officer, Treasurer and Secretary	September 27, 2017
Jeffrey F. Biunno	(Principal Financial and Accounting Officer)

/s/ Jon L. Stern	Chief Operating Officer and Director	September 27, 2017
Jon L. Stern

/s/ Albion J. Fitzgerald	Chairman of the Board of Directors	September 27, 2017
Albion J. Fitzgerald

/s/ Nir Barzilai	Director	September 27, 2017
Nir Barzilai

/s/ Pinchas Cohen	Director	September 27, 2017
Pinchas Cohen

/s/ Marc E. Goldberg	Director	September 27, 2017
Marc E. Goldberg

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Articles of Incorporation - Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

3.2	Amended and Restated Bylaws - Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

4.1	Form of Warrant – Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, as filed with the Commission on July 18, 2017.

5.1	Opinion of Garvey Schubert Barer.

10.1 *	Amended and Restated 2011 Equity Incentive Plan - Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, as filed with the Commission on January 8, 2015.

10.2 *	First Amendment to Amended and Restated 2011 Equity Incentive Plan – Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q, as filed with the Commission on August 14, 2017.

10.3 *	Form of Option Agreement under the 2011 Equity Incentive Plan - Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.4	Exclusive License Agreement, dated August 6, 2013, between CohBar, Inc. and the Regents of the University of California - Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.5	Exclusive License Agreement, dated November 3, 2011, between and among CohBar, Inc. and the Regents of the University of California, and Albert Einstein College of Medicine of Yeshiva University - Incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.6 *	Form of Indemnification Agreement - Incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.7 *	Common Stock Purchase Warrant, dated April 11, 2014, issued to Jon Stern - Incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.8	Form of Common Stock Purchase Warrants issued January 9, 2014 - Incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.9 *	Executive Employment Agreement, dated April 11, 2014, between CohBar, Inc. and Jon Stern - Incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.10 *	Executive Employment Agreement, dated November 27, 2013, between CohBar, Inc. and Jeffrey F. Biunno - Incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.11 *	Amendment, dated as of July 11, 2016, to Executive Employment Agreement, dated as of November 27, 2013, between CohBar, Inc. and Jeffrey F. Biunno. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 14, 2016.

10.12 *	Executive Employment Agreement, dated November 17, 2014, between CohBar, Inc. and Kenneth Cundy - Incorporated by reference to Exhibit 10.13 to the Amendment No. 2 of our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 28, 2014.

10.13 *	Consulting Agreement, dated November 10, 2011, by and between the Company and Nir Barzilai, as extended by an extension agreement dated November 1, 2014 - Incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.14 *	Consulting Agreement, dated September 29, 2014, by and between the Company and Pinchas Cohen - Incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on November 10, 2014.

10.15 *	Executive Employment Agreement, dated March 7, 2016, by and between CohBar, Inc. and Simon Allen - Incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 (File No. 333-200033) as filed with the Commission on April 26, 2016.

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Exhibit No.	Description

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Garvey Schubert Barer (included in the legal opinion filed as Exhibit 5.1).

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Indicates management contract, compensatory agreement or arrangement, in which our directors or executive officers may participate.